Filed pursuant to Rule 424(b)(3)

Registration No. 333-266347

PROSPECTUS

SCWORX CORP.

2,288,585 shares of Common Stock

This prospectus relates to the sale of up to 2,288,585 shares of our common stock which may be offered by the selling stockholder, Tumim Stone Capital, LLC (“Tumim” or the “Selling Stockholder”). The shares of common stock being offered by the Selling Stockholder are outstanding or issuable pursuant to the Common Stock Purchase Agreement dated June 28, 2022 (the “Purchase Agreement”). See “The Tumim Stone Capital Transaction” for a description of the Purchase Agreement. Also, please refer to “Selling Stockholder” beginning on page 32. Such registration does not mean that Tumim will actually offer or sell any of these shares. We will not receive any proceeds from the sales of the above shares of our common stock by the Selling Stockholder; however we will receive proceeds under the Purchase Agreement if we sell shares to the Selling Stockholder.

Our common stock is listed on the Nasdaq Capital Market, under the symbol “WORX.” On July 26, 2022, the last reported sale price of the Common Stock on the Nasdaq Capital Market was $0.75 per share.

The Selling Stockholder is an “underwriter” within the meaning of the Securities Act of 1933. The Selling Stockholder is offering these shares of common stock. The Selling Stockholder may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The Selling Stockholder will receive all proceeds from the sale of the common stock. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. Please see “Prospectus Summary - Implications of Being an Emerging Growth Company.”

Investing in our common stock involves a high degree of risk. Review the risk factors beginning on page 8 of this prospectus carefully before you make an investment in our securities.  You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 5, 2022

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the Selling Stockholder named herein may, from time to time, offer and sell or otherwise dispose of the securities covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the Information Incorporated by Reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find More Information” and “Incorporation of Information by Reference” in this prospectus.

Neither we nor the Selling Stockholder have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the securities covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

We further note that the representations, warranties and covenants made in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included or incorporated by reference in this prospectus constitute “forward-looking statements” within the meaning Private Securities Litigation Reform Act of 1995, and of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical fact contained in this Annual Report on Form 10-K are forward-looking statements. These statements, among other things, relate to our business strategy, goals and expectations concerning our services, future operations, prospects, plans and objectives of management. The words “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “will”, and similar terms and phrases are used to identify forward-looking statements in this presentation.

Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. Forward-looking statements in this prospectus include, without limitation, statements reflecting management’s expectations for future financial performance and operating expenditures (including our ability to continue as a going concern, to raise additional capital and to succeed in our future operations), expected growth, profitability and business outlook, and operating expenses.

Forward-looking statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from those anticipated by such statements. These factors include, among other things, the unknown risks and uncertainties that we believe could cause actual results to differ from these forward looking statements as set forth under the heading, “Risk Factors” and elsewhere in this Annual Report on Form 10-K. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all of the risks and uncertainties that could have an impact on the forward-looking statements, including without limitation, risks and uncertainties relating to:

●	our ability to secure new data management contracts as well as renewals of existing contracts;

●	our ability to obtain additional financing in sufficient amounts or on acceptable terms when required;

●	our dependence on third-party subcontractors to perform some of the work on our contracts;

●	the impact of new or changed laws, regulations or other industry standards that could adversely affect our ability to conduct our business;

●	the impact of the COVID-19 pandemic on our revenues;

●	our ability to adopt and master new technologies and adjust certain fixed costs and expenses to adapt to our industry’s and customers’ evolving demands; and

●	changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural or man-made disasters.

Although we believe that the expectations reflected in the forward-looking statements contained in this prospectus are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. In light of inherent risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

All references to “SCWorx,” “we,” “us,” “our” or the “Company” mean SCWorx Corp., a Delaware corporation, and where appropriate, its wholly-owned subsidiaries

We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events, except as may be required by applicable securities laws.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference. It may not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and the financial statements and related notes included herein. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

SCWORX CORP.

Corporate History and Information

SCWorx, LLC (n/k/a SCW FL Corp.) (“SCW LLC”) was a privately held limited liability company which was organized in Florida on November 17, 2016. On December 31, 2017, SCW LLC acquired Primrose Solutions, LLC (“Primrose”), a Delaware limited liability company, which became its wholly-owned subsidiary and focused on developing functionality for the software now used and sold by SCWorx Corp. (the “Company” or “SCWorx”). The majority interest holders of Primrose were interest holders of SCW LLC and based upon Staff Accounting Bulletin Topic 5G, the technology acquired has been accounted for at predecessor cost of $0. To facilitate the planned acquisition by Alliance MMA, Inc., a Delaware corporation (“Alliance”), on June 27, 2018, SCW LLC merged with and into a newly-formed entity, SCWorx Acquisition Corp., a Delaware corporation (“SCW Acquisition”), with SCW Acquisition being the surviving entity. Subsequently, on August 17, 2018, SCW Acquisition changed its name to SCWorx Corp. On November 30, 2018, the Company and certain of its stockholders agreed to cancel 6,510 shares of common stock. In June 2018, the Company began to collect subscriptions for common stock. From June to November 2018, the Company collected $1,250,000 in subscriptions and issued 3,125 shares of common stock to new third-party investors. In addition, on February 1, 2019, (i) SCWorx Corp. (f/k/a SCWorx Acquisition Corp.) changed its name to SCW FL Corp. (to allow Alliance to change its name to SCWorx Corp.) and (ii) Alliance acquired SCWorx Corp. (n/k/a SCW FL Corp.) in a stock-for-stock exchange transaction and changed Alliance’s name to SCWorx Corp., which is the Company’s current name, with SCW FL Corp. becoming the Company’s subsidiary. On March 16, 2020, in response to the COVID-19 pandemic, SCWorx established a wholly-owned subsidiary, Direct-Worx, LLC.

We are a Delaware corporation. Our principal executive offices are located at 590 Madison Ave, 21st Floor, New York, NY 10022. Our phone number is (844) 472-9679 and our website can be found at www.scworx.com. The information on our website is not incorporated into this prospectus.

Company Overview

SCWorx is a provider of data content and services related to the repair, normalization and interoperability of information for healthcare providers and big data analytics for the healthcare industry.

SCWorx has developed and markets health care information technology solutions and associated services that improve healthcare processes and information flow within hospitals and other healthcare facilities. SCWorx’s software enables a healthcare provider to simplify and organize its data (“data normalization”), allows the data to be utilized across multiple internal software applications (“interoperability”) and provides the basis for sophisticated data analytics (“big data”). Customers use our software to achieve multiple operational benefits, such as supply chain cost reductions, decreased accounts receivables aging, accelerated and completed patient billing in less than 72 hours, contract optimization, increased supply chain management and total cost visibility via dynamic AI connections that automatically structures, repairs, synchronizes and maintains purchasing (“MMIS”), Clinical (“EMR”) and finance (“CDM”) systems. SCWorx’s customers include some of the most prestigious healthcare organizations in the United States. SCWorx offers an advanced software solution for the management of health care providers’ foundational business applications, empowering its customers to significantly reduce costs, drive better clinical outcomes and enhance their revenue. SCWorx supports the interrelationship between the three core healthcare provider systems: Supply Chain, Financial and Clinical. This solution integrates common keys within distinct and variable databases that allows the repaired foundational data to move seamlessly from one application to another enabling our Customers to drive supply chain cost reductions, optimize contracts, increase supply chain management, cost visibility, control rebates and contract administration fees.

Currently, the business systems of hospitals are frequently deficient and often unconnected from each other. These deficiencies in part result from the vast amount of unstructured, manually created and managed data that proliferates within the hospital’s supply chain, clinical and billing systems. SCWorx’s solutions are designed to improve the flow of information quickly and accurately between the buy-side (supply chain purchasing systems), the consumption-side (clinical documentation systems like the electronic medical records (“EMR”)) and billing and collection systems (patient billing systems). The currently poor state of interoperability limits the potential value of each independent system and requires significant expense and extensive human resource commitments from senior personnel to stay ahead of problems and complete basic administrative tasks. SCWorx provides an information service that ultimately leads to safer, more cost effective and financially efficient patient care.

SCWorx has demonstrated that in order for the core hospital systems to function properly there must be a Single Source of Truth for all products utilized and ultimately billed for. The Item Master File which is a database of all known products used in hospital and health care settings, must be accurate at all times and expanded upon to hold both clinical and financial attributes. An accurate and expanded Item Master File supports interoperability between the supply chain, clinical and financial systems by delivering, on demand, reports detailing the purchasing, utilization and revenue associated with each and every item used, allowing hospitals to better manage their business. The Single Source of Truth establishes a common vernacular and syntax, while assigning a consistent meaning across the healthcare provider’s core systems and accurately migrating data from one application to another and removing disconnects between critical business systems.

SCWorx empowers healthcare providers to maintain comprehensive access and visibility to an advanced business intelligence that enables better decision-making and reductions in product costs and utilization, ultimately leading to accelerated and accurate patient billing. SCWorx’s software modules perform separate functions as follows:

●	virtualized Item Master File repair, expansion and automation;

●	EMR management;

●	CDM management;

●	contract management;

●	request for proposal automation;

●	rebate management;

●	Integration of acquired management;

●	big data analytics modeling;

●	data integration and warehousing; and

●	ScanWorx.

SCWorx continues to provide transformational data-driven solutions to some of the finest, most well-respected healthcare providers in the United States. Clients are geographically dispersed throughout the country. Our focus is to assist healthcare providers with issues they have pertaining to data interoperability.

SCWorx’s software solutions are delivered to clients within a fixed term period, typically a three-to-five-year contracted term, where such software is hosted in SCWorx data centers (Amazon Web Service’s “AWS” or RackSpace) and accessed by the client through a secure connection in a software as a service (“SaaS”) delivery method.

SCWorx currently sells its solutions and services in the United States to hospitals and health systems through its direct sales force and its distribution and reseller partnerships.

SCWorx, as part of the acquisition of Alliance MMA, owns an online event ticketing platform focused on serving regional MMA (“mixed martial arts”) promotions which it has paused due to COVID-19.

We currently host our solutions, serve our customers, and support our operations in the United States through an agreement with a third party hosting and infrastructure provider, RackSpace. We incorporate standard IT security measures, including but not limited to; firewalls, disaster recovery, backup, etc. Our operations are dependent upon the integrity, security and consistent operation of various information technology systems and data centers that process transactions, communication systems and various other software applications used throughout our operations. Disruptions in these systems could have an adverse impact on our operations. We could encounter difficulties in developing new systems or maintaining and upgrading existing systems. Such difficulties could lead to significant expenses or to losses due to disruption in our business operations.

In addition, our information technology systems are subject to the risk of infiltration or data theft. The techniques used to obtain unauthorized access, disable or degrade service, or sabotage information technology systems change frequently and may be difficult to detect or prevent over long periods of time. Moreover, the hardware, software or applications we develop or procure from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise the security of our information systems. Unauthorized parties may also attempt to gain access to our systems or facilities through fraud or deception aimed at our employees, contractors or temporary staff. In the event that the security of our information systems is compromised, confidential information could be misappropriated, and system disruptions could occur. Any such misappropriation or disruption could cause significant harm to our reputation, lead to a loss of sales or profits or cause us to incur significant costs to reimburse third parties for damages.

Impact of the COVID-19 Pandemic

The Company’s operations and business have experienced disruption due to the unprecedented conditions surrounding the COVID-19 pandemic which spread throughout the United States and the world. The New York and New Jersey area, where the Company is headquartered, was at one of the early epicenters of the coronavirus outbreak in the United States. The outbreak adversely impacted new customer acquisition. The Company has followed the recommendations of local health authorities to minimize exposure risk for its team members since the outbreak.

In addition, the Company’s customers (hospitals) also experienced extraordinary disruptions to their businesses and supply chains, while experiencing unprecedented demand for health care services related to COVID-19. As a result of these extraordinary disruptions to the Company’s customers’ business, the Company’s customers were focused on meeting the nation’s health care needs in response to the COVID-19 pandemic. As a result, the Company believes that its customers were not able to focus resources on expanding the utilization of the Company’s services, which has adversely impacted the Company’s growth prospects, at least until the adverse effects of the pandemic subside. In addition, the financial impact of COVID-19 on the Company’s hospital customers could cause the hospitals to delay payments due to the Company for services, which could negatively impact the Company’s cash flows.

The Company sought to mitigate these impacts to revenue through the sale of personal protective equipment (“PPE”) and COVID-19 rapid test kits (“Kits”) to the health care industry, including many of the Company’s hospital customers. On March 16, 2020, in response to the COVID-19 pandemic, SCWorx established a wholly-owned subsidiary, Direct-Worx, LLC to endeavor to source and provide critical, difficult-to-find items for the healthcare industry. Items had become difficult to source due to unexpected disruptions within the supply chain due to the COVID-19 pandemic.

Shortly thereafter, in the second quarter of 2020, the Company’s Board of Directors decided to limit the Company’s role in PPE and Kit sales to acting as an intermediary between buyers and sellers with commission based compensation. We are endeavoring to sell our existing inventory of PPE products primarily through use of our internal and external sales personnel.

The sale of PPE and Kits for COVID-19 represented a new business for the Company and was subject to the myriad risks associated with any new venture. The Company encountered great difficulty in attempting to secure reliable sources of supply for both COVID-19 Rapid Test Kits and PPE. The Company currently has no contracted supply of Rapid Test Kits or PPE. Since the inception of this business until the date of this prospectus, the Company has only sold an immaterial amount of COVID-19 rapid test kits and PPE and does not expect to generate any significant revenue in the future from such sales.

The Company is no longer actively seeking to procure and sell Kits or PPE. Instead, the Company is focused on selling its current inventory of PPE. The Company may receive commissions for acting as an intermediary with respect to the sale of PPE and/or Kits. However, there is no assurance the Company will realize any material revenue from these activities.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the JOBS Act. For so long as we remain an emerging growth company, we are permitted and currently intend to rely on the following provisions of the JOBS Act that contain exceptions from disclosure and other requirements that otherwise are applicable to companies that conduct initial public offerings and file periodic reports with the SEC. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements in this prospectus and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports and registration statements, including this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, including in this prospectus; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until:

●	the first to occur of the last day of the fiscal year (i) that follows February 19, 2026, (ii) in which we have total annual gross revenue of at least $1.07 billion or (iii) in which we are deemed to be a “large accelerated filer,” as defined in the Exchange Act, which means the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter; or

●	if it occurs before any of the foregoing dates, the date on which we have issued more than $1 billion in non-convertible debt over a three-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. As a result, the information that we provide to our stockholders may be different than what you might receive from other public reporting companies in which you hold equity interests.

We have elected to avail ourselves of the provision of the JOBS Act that permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards until those standards apply to private companies. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies.

For additional information, see the section titled “Risk Factors — Risks of being an Emerging Growth Company — We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make our Common Stock less attractive to investors.

THE OFFERING

This prospectus relates to the resale by the Selling Stockholder identified in this prospectus of up to 2,288,585 shares of Common Stock (the “Shares”). All of the Shares, if and when sold, will be sold by the Selling Stockholder. The Selling Stockholder may sell their Shares from time to time at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any proceeds from the sale of Shares by the Selling Stockholder.

Issuer	SCWorx Corp.

Common Stock offered by the Selling Stockholders

Up to 2,288,585 shares of our Common Stock, consisting of:

up to 2,010,807 shares of Common Stock that we may sell to Tumim, from time to time at our sole discretion, pursuant to the Purchase Agreement, described below; and

277,778 shares of our Common Stock issued to Tumim as consideration for its commitment to purchase shares of our Common Stock under the Purchase Agreement (the “Commitment Shares”).

Common Stock outstanding prior to this Offering	11,795,873 shares

Common Stock outstanding immediately after this Offering

13,806,680 shares, assuming the sale of 2,010,807 shares of our Common Stock to Tumim. The actual number of shares issued will vary depending on the sales prices under this offering, but will not be greater than 2,288,585 shares (inclusive of the Commitment Shares and other shares issued in connection with the Equity Line), representing 19.99% of the shares of our common stock outstanding on the date of the Purchase Agreement, in accordance with Nasdaq Market rules, unless as otherwise set forth herein.

Nasdaq symbol	Our Common Stock is currently listed on Nasdaq under the symbol “WORX.”

Use of proceeds

The Selling Stockholder will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the shares of our Common Stock by the Selling Stockholder through this prospectus. However, we may receive proceeds of up to $5,000,000 from the sale of our Common Stock to the Selling Stockholder under the Purchase Agreement.

We did not receive any cash proceeds from the issuance of the Commitment Shares to Tumim under the Purchase Agreement. We intend to use any proceeds from the Selling Stockholder that we receive under the Purchase Agreement for working capital and general corporate purposes. See “Use of Proceeds” on page 23 for more information.

Risk factors	Investing in our securities involves a high degree of risk. As an investor you should be prepared to lose your entire investment See “Risk Factors” beginning on page 8.

The number of shares of common stock to be outstanding prior to and after this offering excludes:

●	a total of 222,402 shares of common stock issuable upon the conversion of Series A Convertible Preferred Stock;

●	a total of 118,388 shares of common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $3.25 per share;

●	a total of 1,043,525 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $2.57 per share;

THE TUMIM STONE CAPITAL TRANSACTION

On June 28, 2022, we entered into the Purchase Agreement and a Registration Rights Agreement (the “Registration Rights Agreement”) with Tumim. Pursuant to the Purchase Agreement, we have the right to sell to Tumim up to $5,000,000 (the “Total Commitment”) in shares of the Company’s Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act, the resale by Tumim of shares of Common Stock that we have issued and may issue to Tumim under the Purchase Agreement.

Upon the satisfaction of each of the conditions to our right to commence sales of our Common Stock to Tumim set forth in the Purchase Agreement (such event, the “Commencement”), including that the registration statement that includes this prospectus is declared effective by the SEC and the final form of this prospectus is filed with the SEC, we will have the right, but not the obligation, from time to time at our sole discretion over the period from and after the date of the Commencement (the “Commencement Date”), to direct Tumim to purchase up to a fixed maximum amount of shares of Common Stock as set forth in the Purchase Agreement (each, a “Fixed Purchase”), on any trading day, so long as, in addition to other requirements set forth in the Purchase Agreement, (i) the daily volume weighted average price for the Common Stock for such trading day is not the lowest daily volume weighted average price for the Common Stock during the 10-consecutive trading day period ending on and including such trading day (the “Fixed Purchase Valuation Period”), (ii) the closing sale price of the Common Stock on such trading day is greater the arithmetic average of the 10-daily volume weighted average prices for the Common Stock during such Fixed Purchase Valuation Period for such Fixed Purchase, and (iii) the lowest sale price of the Common Stock during the Fixed Purchase Valuation Period exceeds the specified threshold price for such Fixed Purchase set forth in the Purchase Agreement, .

In addition to Fixed Purchases, we will have the right, but not the obligation, from time to time at our sole discretion over the period from and after the Commencement Date, to direct Tumim to purchase additional amounts of our Common Stock as VWAP purchases under the Purchase Agreement (each, a “VWAP Purchase”), by delivering a VWAP Purchase notice on any trading day, so long as certain requirements set forth in the Purchase Agreement have been met. We may not deliver a Fixed Purchase notice for a Fixed Purchase and a VWAP Purchase notice for a VWAP Purchase to Tumim on the same trading day, and we may not deliver any Fixed Purchase notice or VWAP Purchase notice to Tumim, unless (i) at least three trading days has elapsed since the date on which the most recent prior notice for a Fixed Purchase or VWAP Purchase was delivered by us to Tumim and (ii) all Shares subject to all prior notices for Fixed Purchases and VWAP Purchases (as applicable) delivered by the Company to Tumim pursuant to the Purchase Agreement have theretofore been received by Tumim.

The purchase price of the shares of Common Stock that we elect to sell to Tumim pursuant to a Fixed Purchase under the Purchase Agreement will be determined by reference to the market prices of the Common Stock during the applicable Fixed Purchase Valuation Period for such Fixed Purchase as set forth in the Purchase Agreement, less a fixed 7% discount. The purchase price of the shares of Common Stock that we elect to sell to Tumim pursuant to a VWAP Purchase under the Purchase Agreement will be determined by reference to the lowest daily volume weighted average price of the Common Stock during the three consecutive trading day-period immediately following the date on which we timely deliver the applicable VWAP Purchase notice for such VWAP Purchase to Tumim (the “VWAP Purchase Valuation Period”) as set forth in the Purchase Agreement, less a fixed 5% discount. There is no upper limit on the price per share that Tumim could be obligated to pay for the Common Stock under the Purchase Agreement. The purchase price per share of Common Stock to be sold in a Fixed Purchase or a VWAP Purchase will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the applicable Fixed Purchase Valuation Period or the applicable VWAP Purchase Valuation Period, respectively, used to compute the purchase price per share for such purchase.

From and after Commencement, the Company will control the timing and amount of any sales of Common Stock to Tumim. Actual sales of shares of our Common Stock to Tumim under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among other things, market conditions, the trading price of the Common Stock and determinations by the Company as to the appropriate sources of funding for the Company and its operations. We may ultimately decide to sell to Tumim all, some or none of the shares of our Common Stock that may be available for us to sell pursuant to the Purchase Agreement.

Under the applicable rules of The Nasdaq Stock Market LLC (“Nasdaq”), in no event may we issue to Tumim under the Purchase Agreement more than 2,288,585  shares of our Common Stock (including the Commitment Shares), which number of shares equals 19.99% of the shares of the Common Stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless (i) we obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of Common Stock to Tumim under the Purchase Agreement equals or exceeds approximately $0.7999, representing the lower of (i) the Nasdaq official closing price for the Common Stock immediately preceding the execution of the Purchase Agreement or (ii) the arithmetic average of the five Nasdaq official closing prices for the Common Stock immediately preceding the execution of the Purchase Agreement, plus an incremental amount of $0.0971 (the “Base Price”), such that issuances and sales of Common Stock under the Purchase Agreement are exempt from the Exchange Cap limitation under applicable Nasdaq rules. In any event, the Purchase Agreement specifically provides that we may not issue or sell any shares of our Common Stock under the Purchase Agreement if such issuance or sale would breach any applicable Nasdaq rules.

The Purchase Agreement also prohibits us from directing Tumim to purchase any shares of our Common Stock if those shares, when aggregated with all other shares of our Common Stock then beneficially owned by Tumim (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934 and Rule 13d-3 thereunder), would result in Tumim beneficially owning more than 4.99% of the outstanding Common Stock (the “Beneficial Ownership Cap”).

The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which the Company sells shares of Common Stock to Tumim. To the extent the Company sells shares under the Purchase Agreement, the Company currently plans to use any proceeds therefrom for costs of this transaction, operating expenses, and for working capital and other general corporate purposes.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement, and as more specifically described in the section of this prospectus entitled “The Tumim Stone Capital Transaction.” Tumim has agreed not to cause, or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Common Stock during the term of the Purchase Agreement.

The Purchase Agreement will automatically terminate upon the earliest of (i) the first day of the month next following the 24-month anniversary of the date this registration statement is declared effective by the SEC (the “Effective Date”), (ii) Tumim’s purchase of the Total Commitment of Common Stock, or (iii) the occurrence of certain other events set forth in the Purchase Agreement. The Company has the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon 10 trading days’ prior written notice to Tumim. Neither the Company nor Tumim may assign or transfer its rights and obligations under the Purchase Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by the parties.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

As consideration for Tumim’s irrevocable commitment to purchase shares of Common Stock upon the terms of and subject to satisfaction of the conditions set forth in the Purchase Agreement, concurrently with the execution and delivery of the Purchase Agreement, the Company issued to Tumim the Commitment Shares. The Company has also agreed to reimburse Tumim for the fees and expenses of its counsel, up to a maximum of $30,000.

In consideration for their services, Americas Executions, LLC (the “Placement Agent”) was issued 69,445 shares valued at $50,000 of the Company’s Common Stock. The Shares issued to the Placement Agent were valued at $0.72 per share, which was the closing price of the preceding day.

Because the purchase price per share to be paid by Tumim for the shares of Common Stock that we may elect to sell to Tumim under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock during the applicable Fixed Purchase Valuation Period and applicable VWAP Purchase Valuation Period for each Fixed Purchase and VWAP Purchase made pursuant to the Purchase Agreement, if any, as of the date of this prospectus it is not possible for us to predict the number of shares of Common Stock that we will sell to Tumim under the Purchase Agreement, the actual purchase price per share to be paid by Tumim for those shares, or the actual gross proceeds to be raised by us from those sales, if any. As of July 26, 2022, there were 11,795,873 shares of our Common Stock outstanding, of which 11,625,753 shares were held by non-affiliates, which include the Commitment Shares we issued to Tumim upon execution of the Purchase Agreement, but excludes the 2,010,807 shares of Common Stock we may, in our sole discretion, sell to Tumim from time to time from and after the Commencement Date pursuant to the Purchase Agreement. Although the Purchase Agreement provides that we may sell up to an aggregate of $5,000,000 of our Common Stock to Tumim, only 2,288,585 shares of our Common Stock (representing the maximum number of shares we may issue and sell under the Purchase Agreement under the Exchange Cap limitation) are being registered for resale under this prospectus, which includes the Commitment Shares. If all of the shares offered for resale by Tumim under this prospectus were issued and outstanding as of July 26, 2022, such shares would represent approximately 19.4% of the total number of shares of our Common Stock outstanding and approximately 19.7% of the total number of outstanding shares held by non-affiliates, in each case as of July 26, 2022.

If after the Commencement Date we elect to sell to Tumim all of the 2,010,807 shares of Common Stock (in addition to the Commitment Shares) being registered for resale under this prospectus that are available for sale by us to Tumim in Fixed Purchases and VWAP Purchases under the Purchase Agreement, depending on the market prices of our Common Stock during the applicable Fixed Purchase Valuation Period for each Fixed Purchase and the applicable VWAP Purchase Valuation Period for each VWAP Purchase made pursuant to the Purchase Agreement, the actual gross proceeds from the sale of all such shares may be substantially less than the $5,000,000 Total Commitment available to us under the Purchase Agreement. If it becomes necessary for us to issue and sell to Tumim under the Purchase Agreement more shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to the Total Commitment of $5,000,000 under the Purchase Agreement, we must first (i) obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules, unless the average per share purchase price paid by Tumim for all shares of Common Stock sold under the Purchase Agreement equals or exceeds the Base Price , in which case the Exchange Cap limitation will not apply under applicable Nasdaq rules, and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by Tumim of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Stock to Tumim under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of Common Stock in addition to the shares of our Common Stock being registered for resale by Tumim under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for sale by Tumim is dependent upon the number of shares of Common Stock, if any, we ultimately sell to Tumim under the Purchase Agreement.

The issuance of our Common Stock to Tumim pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our Common Stock that our existing stockholders own will not decrease, the shares of our Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our Common Stock after any such issuance. There are substantial risks to our stockholders as a result of the sale and issuance of Common Stock to Tumim under the Purchase Agreement. See “Risk Factors.”

RISK FACTORS

You should carefully consider the following risk factors in addition to other information in this prospectus before purchasing our common stock. The risks and uncertainties described below are those that we currently deem to be material and that we believe are specific to our company, our industry and this offering. These risks and uncertainties are not the only ones facing us. Additional risks of which we are not presently aware or that we currently believe are immaterial may also harm our business and results of operations. The trading price of our Common Stock could decline due to the occurrence of any of these risks, and investors could lose all or part of their investment.

In evaluating the Company, its business and any investment in the Company, readers should carefully consider the following factors, together with the additional risk factors incorporated by reference from Item 1A of the Company’s Annual Report on Form 10-K as filed with the SEC on May 19, 2021 (see “Incorporation of Certain Information by Reference”):

Risks Related to this Offering

The sale or issuance of our common stock to Tumim may cause dilution and the sale of the shares of common stock acquired Tumim, or the perception that such sales may occur, could cause the price of our common stock to fall.

On June 28, 2022, we entered into the Purchase Agreement with Tumim, pursuant to which Tumim has committed to purchase up to $5,000,000 of shares of our Common Stock. Upon the execution of the Purchase Agreement, we issued 277,778 Commitment Shares to Tumim as consideration for its commitment to purchase shares of our Common Stock under the Purchase Agreement. The remaining 2,010,807 shares of our Common Stock being registered for resale hereunder that may be issued under the Purchase Agreement may be sold by us to Tumim at our discretion from time to time over a 24-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus. The purchase price for the shares that we may sell to Tumim under the Purchase Agreement will fluctuate based on the price of our Common Stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our Common Stock to fall.

We generally have the right to control the timing and amount of any future sales of our shares to Tumim. Sales of our Common Stock, if any, to Tumim will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Tumim all, some or none of the additional shares of our Common Stock that may be available for us to sell pursuant to the Purchase Agreement. Therefore, sales to Tumim by us could result in substantial dilution to the interests of other holders of our Common Stock. Additionally, the sale of a substantial number of shares of our Common Stock to Tumim, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. If and when we do sell shares to Tumim, after Tumim has acquired the shares, Tumim may resell all, some or none of those shares at any time or from time to time in its discretion.

Our management might apply the net proceeds from this offering in ways with which you do not agree and in ways that may impair the value of your investment.

We currently intend to use the net proceeds from this offering for general corporate purposes. Our management has broad discretion as to the use of these proceeds and you will be relying on the judgment of our management regarding the application of these proceeds. We might apply these proceeds in ways with which you do not agree, or in ways that do not yield a favorable return. If our management applies these proceeds in a manner that does not yield a significant return, if any, on our investment of these net proceeds, it could compromise our ability to pursue our growth strategy and adversely affect the market price of our common stock.

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the Selling Stockholder, or the actual gross proceeds resulting from those sales and we may not have full access to the full amount available under the Purchase Agreement with Tumim.

Because the purchase price per share to be paid by Tumim for the shares of Common Stock that we may elect to sell to them under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock during the applicable Fixed Purchase Valuation Period and applicable VWAP Purchase Valuation Period for each Fixed Purchase and VWAP Purchase made pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Common Stock that we will sell to Tumim under the Purchase Agreement, the purchase price per share that Tumim will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Tumim under the Purchase Agreement, if any.

Moreover, although the Purchase Agreement provides that we may sell up to an aggregate of $5,000,000 of our Common Stock to Tumim, only 2,288,585 shares of our Common Stock (representing the maximum number of shares we may issue and sell under the Purchase Agreement under the Exchange Cap limitation) are being registered for resale by Tumim under this prospectus, consisting of (i) the 277,778 Commitment Shares that we previously issued to Tumim upon execution of the Purchase Agreement as consideration for its commitment to purchase our Common Stock under the Purchase Agreement and (ii) up to 2,010,807 shares of Common Stock that we may elect to sell to Tumim, in our sole discretion, from time to time from and after the Commencement Date under the Purchase Agreement. If after the Commencement Date, we elect to sell to Tumim all of the shares of Common Stock being registered for resale under this prospectus that are available for sale by us to Tumim, depending on the market prices of our Common Stock, the actual gross proceeds from the sale of all such shares may be substantially less than the $5,000,000 Total Commitment available to us under the Purchase Agreement, which could materially adversely affect our liquidity.

If it becomes necessary for us to issue and sell to Tumim under the Purchase Agreement more than the 2,010,807 shares being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to the Total Commitment of $5,000,000 under the Purchase Agreement, we must first (i) obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules, unless the average per share purchase price paid by Tumim for all shares of Common Stock sold under the Purchase Agreement equals or exceeds the Base Price, in which case the Exchange Cap limitation will not apply under applicable Nasdaq rules, and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by Tumim of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Stock to Tumim under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of Common Stock in addition to the shares of our Common Stock being registered for resale by Tumim under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for sale by Tumim is dependent upon the number of shares of Common Stock, if any, we ultimately sell to Tumim under the Purchase Agreement.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Tumim. If and when we do elect to sell shares of our Common Stock to Tumim pursuant to the Purchase Agreement, after Tumim has acquired such shares, Tumim may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Tumim at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Tumim as a result of future sales made by us to Tumim at prices lower than the prices such investors paid for their shares in this offering.

We may require additional financing to sustain our operations and without it we will not be able to continue operations.

The extent to which we rely on Tumim as a source of funding will depend on a number of factors including, the prevailing market price of our Common Stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Tumim were to prove unavailable or prohibitively dilutive, we may need to secure another source of funding to satisfy our working capital needs. Even if we were to sell to Tumim all of the shares of Common Stock available for sale to Tumim under the Purchase Agreement, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences would be a material adverse effect on our business, operating results, financial condition and prospects. Without such financing, we may not be able to continue our operations

Future sales and issuances of our Common Stock or other securities might result in significant dilution and could cause the price of our Common Stock to decline.

To raise capital, we may sell Common Stock, convertible securities or other equity securities in one or more transactions other than those contemplated by the Purchase Agreement, at prices and in a manner we determine from time to time. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock, or securities convertible or exchangeable into Common Stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

We cannot predict what effect, if any, sales of shares of our Common Stock in the public market or the availability of shares for sale will have on the market price of our Common Stock. However, future sales of substantial amounts of our Common Stock in the public market, including shares issued upon exercise of outstanding options, or the perception that such sales may occur, could adversely affect the market price of our Common Stock.

Risks Related to Our Financial Results

The COVID-19 pandemic has disrupted our business and the business of our hospital customers.

The Company’s operations and business have experienced disruption due to the unprecedented conditions surrounding the COVID-19 pandemic which spread throughout the United States and the world. The outbreak adversely impacted new customer acquisition. The Company has followed the recommendations of local health authorities to minimize exposure risk for its team members since the outbreak.

In addition, the Company’s customers (hospitals) also experienced extraordinary disruptions to their businesses and supply chains, while experiencing unprecedented demand for health care services related to COVID-19. As a result of these extraordinary disruptions to the Company’s customers’ business, the Company’s customers were focused on meeting the nation’s health care needs in response to the COVID-19 pandemic. As a result, the Company believes that its customers were not able to focus resources on expanding the utilization of the Company’s services, which has adversely impacted the Company’s growth prospects, at least until the adverse effects of the pandemic subside. In addition, the financial impact of COVID-19 on the Company’s hospital customers could cause the hospitals to delay payments due to the Company for services, which could negatively impact the Company’s cash flows.

We have a history of losses and may continue to incur losses in the future.

We have a history of losses and may continue to incur losses in the future, which could negatively impact the trading value of our common stock. For the year ended December 31, 2021, our revenues were $4,632,529, and we had a net loss of $3,814,468. For the year ended December 31, 2020, our revenues were $5,213,118, and we had a net loss of $7,402,350. At December 31, 2021, we had an accumulated deficit of $24,011,291. Additionally, we had a net loss of approximately $626,546 for the three months ended March 31, 2022 and an accumulated deficit of 24,637,837.

We may continue to incur operating and net losses in future periods. These losses may increase, and we may never achieve profitability for a variety of reasons, including increased competition, decreased growth in our target market and other factors described elsewhere in this “Risk Factors” section. If we cannot achieve sustained profitability, our stockholders may lose all or a portion of their investment in our company.

If we are unable to grow our revenue, we may never achieve or sustain profitability.

To become profitable, we must, among other things, increase our revenues. Our total revenues declined approximately $580,000 (11%) to $4,632,529 in the year ended December 31, 2021 as compared to $5,213,118 in the year ended December 31, 2020. In order to become profitable and then maintain profitability, we must, among other things, increase our revenues while dealing with the ongoing impacts of the COVID-19 pandemic.   This decline in revenue will be exacerbated if we are unable to develop and market new products, which could help us increase our sales to existing customers or develop new customers. Even if we are able to grow our revenues, they may not be sufficient to exceed increases in our operating expenses or to enable us to achieve or sustain profitability.

Risks Related to Our Business

Our inability to obtain additional capital may prevent us from completing our business strategy and successfully operating our business; however, additional financings may subject our existing stockholders to substantial dilution.

To continue our growth path, we expect to finance our future expansion plans through public or private equity offerings or debt financings. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available, we may be required to delay or reduce the scope of our business plans. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. In addition, debt financing, if available, may involve restrictive covenants. We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time. Our access to the financial markets and the pricing and terms we receive in the financial markets could be adversely impacted by various factors, including changes in financial markets and interest rates.

Our future funding requirements will depend on many factors, including, but not limited to, the costs and timing of our future acquisitions.

Our contracts may require us to perform extra or change order work, which can result in disputes and adversely affect our business and financial condition.

Our contracts generally require us to perform extra or change order work as directed by the customer, even if the customer has not agreed in advance on the scope or price of the extra work to be performed. This process may result in disputes over whether the work performed is beyond the scope of the work included in the original project plans and specifications or, if the customer agrees that the work performed qualifies as extra work, the price that the customer is willing to pay for the extra work. Even when the customer agrees to pay for the extra work, we may be required to fund the cost of such work for a lengthy period of time until the change order is approved by the customer and we are paid by the customer; any of which would adversely affect our business and financial condition.

We derive a significant portion of our revenue from a few customers and the loss of one of these customers, or a reduction in their demand for our services, could adversely affect our business, financial condition, results of operations and prospects.

Our customer base is highly concentrated. Due to the size and nature of our contracts, one or a few customers have during any given year, as well as over a period of consecutive years, represented a substantial portion of our consolidated revenues and gross profits. Two customers accounted for approximately 19% and 13%, respectively, of our revenue in the year ended December 31, 2021. Two customers accounted for approximately 22% and 17%, respectively, of our revenue in the year ended December 31, 2020. Revenues under our contracts with significant customers may continue to vary from period to period depending on the timing or volume of work that those customers contract from us. A limited number of customers may continue to comprise a substantial portion of our revenue for the foreseeable future.

A default or delay in payment on a significant scale could adversely affect our business, financial condition, results of operations and prospects. We could lose business from a significant customer for a variety of reasons, including:

●	the consolidation, merger or acquisition of an existing customer, resulting in a change in procurement strategies employed by the surviving entity that could reduce the amount of work we receive;

●	our performance on individual contracts or relationships with one or more significant customers could become impaired due to another reason, which may cause us to lose future business with such customers and, as a result, our ability to generate income would be adversely impacted;

●	key customers could slow or stop spending on initiatives related to projects we are performing for them due to increased difficulty in the markets as a result of economic downturns or other reasons.

Since many of our customer contracts allow our customers to terminate the contract without cause, our customers may terminate their contracts with us at will, which could impair our business, financial condition, results of operations and prospects.

There is substantial doubt about our ability to continue as a going concern.

Our auditors have indicated in their report on our financial statements for the year ended December 31, 2021 that conditions exist that raise substantial doubt about our ability to continue as a going concern since we may not have sufficient capital resources from operations and existing financing arrangements to meet our operating expenses and working capital requirements.

As of December 31, 2021, we had only limited cash on hand, a working capital deficit of $1,527,830 and accumulated deficit of $24,011,291. During the year ended December 31, 2021, we had a net loss of $3,814,468 and used $1,069,945 of cash in operations. We have historically incurred operating losses and may continue to incur operating losses for the foreseeable future. We believe that these conditions raise substantial doubt about our ability to continue as a going concern. This may hinder our ability to obtain financing or may force us to obtain financing on less favorable terms than would otherwise be available. If we are unable to develop sufficient revenues and additional customers for our products and services, we may not generate enough revenue to sustain our business, and we may fail, in which case our stockholders would suffer a total loss of their investment. There can be no assurance that we will be able to continue as a going concern.

Our failure to adequately expand our direct sales force will impede our growth.

We will need to expand and optimize our sales infrastructure in order to grow our customer base and our business. We plan to expand our account management/sales force when we have sufficient capital to do so. Identifying and recruiting qualified personnel and training them requires significant time, expense and attention. If we are unable to hire, develop and retain talented account management/sales personnel or if the personnel are unable to achieve desired productivity levels in a reasonable period of time, we may not be able to realize the intended benefits of this investment or increase our revenue.

If we are unable to attract and retain qualified executive officers and managers, we will be unable to operate efficiently, which could adversely affect our business, financial condition, results of operations and prospects.

We depend on the continued efforts and abilities of our management, to establish and maintain our customer relationships and identify strategic opportunities. The loss of any one of them could negatively affect our ability to execute our business strategy and adversely affect our business, financial condition, results of operations and prospects. Competition for managerial talent with significant industry experience is high, and we may lose access to executive officers for a variety of reasons, including more attractive compensation packages offered by our competitors. Although we have entered into employment agreements with certain of our senior level management, we cannot guarantee that any of them or other key management personnel will remain employed by us for any length of time.

Fines, judgments and other consequences resulting from our failure to comply with regulations or adverse outcomes in litigation proceedings could adversely affect our business, financial condition, results of operations and prospects.

From time to time, we may be involved in lawsuits and regulatory actions, including class action lawsuits that are brought or threatened against us in the ordinary course of business. These actions may seek, among other things, compensation for alleged personal injury, workers’ compensation, violations of the Fair Labor Standards Act and state wage and hour laws, employment discrimination, breach of contract, property damage, punitive damages, civil penalties, and consequential damages or other losses, or injunctive or declaratory relief.

Please refer to Item 3. Legal Proceedings of our Annual Report on Form 10-K (see “Incorporation of Certain Information by Reference”) for a detailed description of our prior legal actions and investigations.

Any defects or errors, or failures to meet our customers’ expectations could result in large damage claims against us. Claimants may seek large damage awards and, due to the inherent uncertainties of litigation, we cannot accurately predict the ultimate outcome of any such proceedings. Any failure to properly estimate or manage cost, or delay in the completion of projects, could subject us to penalties.

The ultimate resolution of these matters through settlement, mediation or court judgment could have a material adverse effect on our financial condition, results of operations and cash flows. Regardless of the outcome of any litigation, these proceedings could result in substantial cost and may require us to devote substantial resources to defend ourselves. When appropriate, we establish reserves for litigation and claims that we believe to be adequate in light of current information, legal advice and professional indemnity insurance coverage, and we adjust such reserves from time to time according to developments. If our reserves are inadequate or insurance coverage proves to be inadequate or unavailable, our business, financial condition, results of operations and prospects may suffer.

If we are required to reclassify independent contractors as employees, we may incur additional costs and taxes which could adversely affect our business, financial condition, results of operations and prospects.

We use a significant number of independent contractors in our operations for whom we do not pay or withhold any federal or state employment tax. There are a number of different tests used in determining whether an individual is an employee or an independent contractor and such tests generally take into account multiple factors. There can be no assurance that legislative, judicial or regulatory (including tax) authorities will not introduce proposals or assert interpretations of existing rules and regulations that would change, or at least challenge, the classification of our independent contractors. Although we believe we have properly classified our independent contractors, the U.S. Internal Revenue Service or other U.S. federal or state authorities or similar authorities of a foreign government may determine that we have misclassified our independent contractors for employment tax or other purposes and, as a result, seek additional taxes from us or attempt to impose fines and penalties. If we are required to pay employer taxes or pay backup withholding with respect to prior periods with respect to or on behalf of our independent contractors, our operating costs will increase, which could adversely impact our business, financial condition, results of operations and prospects.

Our dependence on subcontractors and suppliers could increase our cost and impair our ability to complete contracts on a timely basis or at all.

We rely on third-party subcontractors to perform some of the work on our contracts. We also rely on third-party suppliers to provide materials needed to perform our obligations under those contracts. We generally do not bid on contracts unless we have the necessary subcontractors and suppliers committed for the anticipated scope of the contract and at prices that we have included in our bid. Therefore, to the extent that we cannot engage subcontractors or suppliers, our ability to bid for contracts may be impaired. In addition, if a subcontractor or third-party supplier is unable to deliver its goods or services according to the negotiated terms for any reason, we may suffer delays and be required to purchase the services from another source at a higher price. We sometimes pay our subcontractors and suppliers before our customers pay us for the related services. If customers fail to pay us and we choose, or are required, to pay our subcontractors for work performed or pay our suppliers for goods received, we could suffer an adverse effect on our business, financial condition, results of operations and prospects.

Our insurance coverage may be inadequate to cover all significant risk exposures.

We will be exposed to liabilities that are unique to the services we provide. While we intend to maintain insurance for certain risks, the amount of our insurance coverage may not be adequate to cover all claims or liabilities, and we may be forced to bear substantial costs resulting from risks and uncertainties of our business. It is also not possible to obtain insurance to protect against all operational risks and liabilities. The failure to obtain adequate insurance coverage on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition, results of operations and prospects.

Risks Related to Our Industry

Our industry is highly competitive, with a variety of larger companies with greater resources competing with us, and our failure to compete effectively could reduce the number of new contracts awarded to us or adversely affect our market share and harm our financial performance.

The contracts on which we bid are generally awarded through a competitive bid process, with awards generally being made to the lowest bidder, but sometimes based on other factors, such as shorter contract schedules, larger scale to complete projects or prior experience with the customer. Within our markets, we compete with many other service providers. Price is often the principal factor in determining which service provider is selected by our customers, especially on smaller, less complex projects. As a result, any organization with adequate financial resources and access to technical expertise may become a competitor. Smaller competitors are sometimes able to win bids for these projects based on price alone because of their lower costs and financial return requirements. Additionally, our competitors may develop the expertise, experience and resources to provide services that are equal or superior in price to our services, and we may not be able to maintain or enhance our competitive position.

Some of our competitors have already achieved greater market penetration than we have in the markets in which we compete, and some have greater financial and other resources than we do. A number of national companies in our industry are larger than we are and, if they so desire, could establish a presence in our markets and compete with us for contracts. As a result of this competition, we may need to accept lower contract margins in order to compete against competitors that have the ability to accept awards at lower prices or have a pre-existing relationship with a customer. If we are unable to compete successfully in our markets, our business, financial condition, results of operations and prospects could be adversely affected.

Many of the customers we serve are subject to consolidation and rapid technological and regulatory change, and our inability or failure to adjust to our customers’ changing needs could reduce demand for our services.

We derive, and anticipate that we will continue to derive, a substantial portion of our revenue from customers in the medical industry. This industry is subject to rapid changes in technology and governmental regulation. Changes in technology may reduce the demand for the services we provide. Additionally, the medical industry has been characterized by a high level of consolidation that may result in the loss of one or more of our customers. Our failure to rapidly adopt and master new technologies as they are developed in any of the industries we serve or the consolidation of one or more of our significant customers could adversely affect our business, financial condition, results of operations and prospects.

Further, customers are regulated by the Department of Health and Human Services and other regulators. These regulators may interpret the application of their regulations in a manner that is different than the way such regulations are currently interpreted and may impose additional regulations, either of which could reduce demand for our services and adversely affect our business and results of operations.

Economic downturns could cause capital expenditures in the industries we serve to decrease, which may adversely affect our business, financial condition, results of operations and prospects.

The demand for our services has been and may be vulnerable to general downturns in the United States economy. The current election cycle may cause economic uncertainty. Our customers are affected by economic changes that decrease the need for or the profitability of their services. This can result in a decrease in the demand for our services and potentially result in the delay or cancellation of projects by our customers. As a result, some of our customers may opt to defer or cancel pending projects. A downturn in overall economic conditions also affects the priorities placed on various projects funded by governmental entities and federal, state and local spending levels.

In general, economic uncertainty makes it difficult to estimate our customers’ requirements for our services. Our plan for growth depends on expanding our company. If economic factors in any of the regions in which we plan to expand are not favorable to the growth and development of the medical industry, we may not be able to carry out our growth strategy, which could adversely affect our business, financial condition, results of operations and prospects.

Other Risks Relating to Our Company and Results of Operations

Our operating results may fluctuate due to factors that are difficult to forecast and not within our control.

Our past operating results may not be accurate indicators of future performance, and you should not rely on such results to predict our future performance.

Our operating results have fluctuated and could fluctuate in the future. Factors that may contribute to fluctuations include:

●	our ability to effectively manage our working capital;

●	our ability to satisfy customer demands in a timely and cost-effective manner; and

●	pricing and availability of labor.

Actual results could differ from the estimates and assumptions that we use to prepare our financial statements.

To prepare financial statements in conformity with GAAP, management is required to make estimates and assumptions as of the date of the financial statements that affect the reported values of assets and liabilities, revenues and expenses, and disclosures of contingent assets and liabilities. Areas requiring significant estimates by our management include:

●	contract costs and profits and revenue recognition of contract change order claims;

●	provisions for uncollectible receivables and customer claims and recoveries of costs from subcontractors, suppliers and others;

●	valuation of assets acquired and liabilities assumed in connection with business combinations;

●	accruals for estimated liabilities, including litigation and insurance reserves; and

●	goodwill and intangible asset impairment assessment.

At the time the estimates and assumptions are made, we believe they are accurate based on the information available. However, our actual results could differ from, and could require adjustments to, those estimates.

We exercise judgment in determining our provision for taxes in the United States that are subject to tax authority audit review that could result in additional tax liability and potential penalties that would negatively affect our net income.

The amounts we record in intercompany transactions for services, licenses, funding and other items affects our potential tax liabilities. Our tax filings are subject to review or audit by the U.S. Internal Revenue Service and state, local and foreign taxing authorities. We exercise judgment in determining our worldwide provision for income and other taxes and, in the ordinary course of our business, there may be transactions and calculations where the ultimate tax determination is uncertain. Examinations of our tax returns could result in significant proposed adjustments and assessment of additional taxes that could adversely affect our tax provision and net income in the period or periods for which that determination is made.

Risks Related to our Common Stock

We may not be able to maintain the minimum $1.00 bid price per share of our Common Stock, as required by the Nasdaq Stock Market, which could force us to implement a reverse stock split of our Common Stock.

From April 26, 2022 through June 7, 2022 (22 trading days), the closing bid price of our common stock was below $1.00 per share, the minimum price per share required for continued inclusion on the Nasdaq Stock Market, as a result of which we received a notice of delisting from Nasdaq. However, the Nasdaq Rules provide a compliance period of 180 calendar days, through December 5, 2022, in which to regain compliance.

Under the Nasdaq Rules, if at any time during this 180 day period the closing bid price of the Company’s securities is at least $1 for a minimum of ten consecutive business days, Nasdaq will provide written confirmation of compliance and the matter would be closed. In the event that the Company does not regain compliance during the initial 180 day period, the Company may still be eligible for additional time. To qualify, the Company would be required to meet the continued listing requirements for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the bid price requirement, and would need to provide written notice of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. If the Company meets these additional requirements, Nasdaq will inform the Company that it has been granted an additional 180 calendar days. However, if it appears to the Nasdaq staff that the Company will not be able to cure the deficiency, or if the Company is not otherwise eligible, Nasdaq would then provide notice that the Company’s securities will be subject to delisting.

Our common stock price has fluctuated substantially, and the trading price of our common stock is likely to continue to be volatile, which could result in losses to investors and litigation.

In addition to changes to market prices based on our results of operations and the factors discussed elsewhere in this “Risk Factors” section, the market price of and trading volume for our common stock may change for a variety of other reasons, not necessarily related to our actual operating performance. The capital markets have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. In addition, the average daily trading volume of the securities of small companies can be very low, which may contribute to future volatility. Factors that could cause the market price of our common stock to fluctuate significantly include:

●	the results of operating and financial performance and prospects of other companies in our industry;

●	strategic actions by us or our competitors, such as acquisitions or restructurings;

●	announcements of innovations, increased service capabilities, new or terminated customers or new, amended or terminated contracts by our competitors;

●	the public’s reaction to our press releases, media coverage and other public announcements, and filings with the SEC;

●	market conditions for providers of services to the medical industry;

●	lack of securities analyst coverage or speculation in the press or investment community about us or opportunities in the markets in which we compete;

●	changes in government policies in the United States and, if our international business increases, in other foreign countries;

●	changes in earnings estimates or recommendations by securities or research analysts who track our common stock or failure of our actual results of operations to meet those expectations;

●	dilution caused by the conversion into common stock of convertible debt securities or by the exercise of outstanding warrants;

●	Cybersecurity attacks;

●	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

●	changes in accounting standards, policies, guidance, interpretations or principles;

●	any lawsuit involving us, our services or our products;

●	arrival and departure of key personnel;

●	government investigations of our business activities;

●	sales of common stock by us, our investors or members of our management team; and

●	changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural or man-made disasters.

Any of these factors, as well as broader market and industry factors, may result in large and sudden changes in the trading volume of our common stock and could seriously harm the market price of our common stock, regardless of our operating performance. This may prevent stockholders from being able to sell their shares at or above the price they paid for shares of our common stock, if at all. In addition, following periods of volatility in the market price of a company’s securities, stockholders often institute securities class action litigation against that company. Our involvement in any class action suit or other legal proceeding, including the existing lawsuits filed against us and described elsewhere in this report, could divert our senior management’s attention and could adversely affect our business, financial condition, results of operations and prospects.

The sale or availability for sale of substantial amounts of our common stock could adversely affect the market price of our common stock.

Sales of substantial amounts of shares of our common stock, or the perception that these sales could occur, would likely adversely affect the market price of our common stock and could impair our future ability to raise capital through common stock offerings. As of March 31, 2022, we had 11,395,650 shares of common stock issued and outstanding, of which 1,706,652 shares were restricted securities and eligible for sale pursuant to Rule 144 promulgated by the SEC. The sale of these shares into the open market may adversely affect the market price of our common stock.

As of March 31, 2022, there were outstanding warrants to purchase an aggregate of 1,043,525 shares of our common stock at a weighted-average exercise price of $2.57 per share, all of which were exercisable as of such date. As of March 31, 2022, there were outstanding options to purchase an aggregate of 118,388 shares of our common stock at a weighted-average exercise price of $3.25 per share, all of which were exercisable as of such date. The market price of our common stock also may be adversely affected by our issuance of shares of our capital stock or convertible securities in connection with future acquisitions, or in connection with our financing efforts.

We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock.

We have never paid cash dividends and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain any earnings to finance our operations and growth. As a result, any short-term return on your investment will depend on the market price of our common stock, and only appreciation of the price of our common stock, which may never occur, will provide a return to stockholders. The decision whether to pay dividends will be made by our board of directors in light of conditions then existing, including, but not limited to, factors such as our financial condition, results of operations, capital requirements, business conditions, and covenants under any applicable contractual arrangements. Investors seeking cash dividends should not invest in our common stock.

If equity research analysts do not publish research or reports about our business, or if they issue unfavorable commentary or downgrade our common stock, the market price of our common stock will likely decline.

The trading market for our common stock will rely in part on the research and reports that equity research analysts, over whom we have no control, publish about us and our business. We may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the market price for price of our common stock could decline if one or more equity analysts downgrade our common stock or if those our common stock could decline. In the event we obtain securities or industry analyst coverage, the market analysts issue unfavorable commentary, even if it is inaccurate, or cease publishing reports about us or our business.

A failure by us to establish and maintain effective internal control over financial reporting could have a material adverse effect on our business and operating results.

Maintaining effective internal control over financial reporting is necessary for us to produce accurate and complete financial reports and to help prevent financial fraud. In addition, such control is required in order to maintain the listing of our common stock on the Nasdaq Capital Market. While we have undertaken steps to improve our financial reporting process, including the implementation of a firm-wide accounting information system that collects, stores and processes financial and accounting data on a consolidated basis for use in meeting our reporting obligations, there are no assurances that our internal control over financial reporting has been effective at any time since then. For the year ended December 31, 2021, we did not have effective controls over financial reporting. Our management has identified material weaknesses in our internal controls related to deficiency in the design of internal controls and segregation of duties.

If we are unable to maintain adequate internal controls or fail to correct material weaknesses in such controls noted by our management or our independent registered public accounting firm, our business and operating results could be adversely affected, we could again fail to meet our obligations to report our operating results accurately and completely and our continued listing on the Nasdaq Capital Market could be jeopardized.

Complying with the laws and regulations affecting public companies will increase our costs and the demands on management and could harm our operating results.

As a public company and particularly after we cease to be an “emerging growth company,” we will incur significant legal, accounting, and other expenses. In addition, the Sarbanes-Oxley Act and rules subsequently implemented by the SEC and the Nasdaq Capital Market impose various requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have increased and will continue to increase our legal, accounting, and financial compliance costs and have made and will continue to make some activities more time-consuming and costly. For example, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or to incur substantial costs to maintain the same or similar coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or board committees or as executive officers.

If we do not manage our planned growth effectively, our revenue, business and operating results may be harmed.

Our expansion strategy includes the possible acquisitions of other SaaS companies. We may not be able to identify, secure and manage future acquisitions successfully. The acquisition of any future businesses may require a greater than anticipated investment of operational and financial resources as we seek to institute uniform standards and controls across acquired businesses. Acquisitions may also result in the diversion of management and resources, increases in administrative costs, including those relating to the assimilation of new employees, and costs associated with any financings undertaken in connection with such acquisitions. We cannot assure you that any acquisition we undertake, including those we have already made, will be successful. Future growth will also place additional demands on our management, sales, and marketing resources, and may require us to hire and train additional employees. We will need to expand and upgrade our systems and infrastructure to accommodate our growth, and we may not have the resources to do so in the time frames required. The failure to manage our growth effectively will materially and adversely affect our business, financial condition and results of operations.

We may explore acquiring additional companies and such acquisitions may subject us to additional unknown risks.

We may make future acquisitions of SaaS companies in markets that we do not serve now. We may not be able to reach agreements with such companies on favorable terms or at all. In completing acquisitions, we will rely upon the representations and warranties and indemnities made by the sellers with respect to each acquisition as well as our own due diligence investigation. We cannot assure you that such representations and warranties will be true and correct or that our due diligence will uncover all materially adverse facts relating to the operations and financial condition of the acquired companies or their businesses. To the extent that we are required to pay for undisclosed obligations of an acquired company, or if material misrepresentations exist, we may not realize the expected economic benefit from such acquisition and our ability to seek legal recourse from the seller may be limited.

Any future acquisitions may result in potentially dilutive issuances of equity securities, the incurrence of indebtedness and increased amortization expense.

Any future acquisitions are likely to result in issuances of equity securities, which will be dilutive to the equity interests of existing stockholders, and may involve the incurrence of debt, which will require us to maintain cash flows sufficient to make payments of principal and interest, the assumption of known and unknown liabilities, and the amortization of expenses related to intangible assets, all of which could have an adverse effect on our business, financial condition and results of operations.

The value of our goodwill and other intangible assets may decline.

As of December 31, 2021, there was goodwill of $8,366,467. We evaluate goodwill at least annually, and will do so more frequently if events or circumstances indicate that impairment may have occurred. Many of the assumptions and estimates that we make in order to estimate the fair value of our intangible assets directly impact the results of impairment testing, including an estimate of future expected revenues, earnings and cash flows, and the discount rates applied to expected cash flows. We are able to influence the outcome and ultimate results based on the assumptions and estimates we choose for testing. To avoid undue influence, we have set criteria that are followed in making assumptions and estimates. The determination of whether goodwill or acquired intangible assets have become impaired involves a significant level of judgment in the assumptions underlying the approach used to determine the value of our reporting unit. Changes in our strategy or market conditions could significantly impact these judgments and require adjustments to recorded amounts of intangible assets.

We may become involved in litigation which could harm the value of our business.

Because of the nature of our business and the exit from lines of business, there is a risk of litigation. Any litigation could cause us to incur substantial expenses whether or not we prevail, which would add to our costs and affect the capital available for our operations.

Please refer to Item 3. Legal Proceedings of our Annual Report on Form 10-K (see “Incorporation of Certain Information by Reference”) for a detailed description of our prior legal actions and investigations.

Economic uncertainty impacts our business and financial results, and a renewed recession could materially affect us in the future.

Periods of economic slowdown or recession could lead to a reduction in demand for our software and services, which in turn could reduce our revenues and results of operations and adversely affect our financial position. Our business will be dependent upon business discretionary spending and therefore is affected by business confidence as well as the future performance of the United States and global economies. As a result, our results of operations are susceptible to economic slowdowns and recessions.

We depend on the services of key executives, and the loss of these executives could materially harm our business and our strategic direction if we were unable to replace them with executives of equal experience and capabilities.

Our future success significantly depends on the continued service and performance of our key management and other personnel. We cannot prevent members of senior management from terminating their employment with us even if we have an employment agreement with them. Losing the services of members of senior management could materially harm our business until a suitable replacement is found, and such replacement may not have equal experience and capabilities. We have not purchased life insurance covering any members of our senior management.

The markets in which we operate are highly competitive, rapidly changing and increasingly fragmented, and we may not be able to compete effectively, especially against competitors with greater financial resources or marketplace presence.

We face competition from other SaaS companies. Many of the companies with which we will compete have greater financial and technical resources than are available to us. Our failure to compete effectively could result in a significant loss of customers, which could adversely affect our operating results.

We may need additional capital to support our operations or the growth of our business, and we cannot be certain that this capital will be available on reasonable terms when required, or at all.

In order for us to grow and execute our business plan successfully, we will likely require additional financing which may not be available on acceptable terms or at all. If such financing is available, it may be dilutive to the equity interests of existing stockholders. Failure to obtain financing will have a material adverse effect on our financial position. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support the operation or growth of our business could be significantly impaired and our operating results may be harmed.

If we fail to meet the continued listing standards and corporate governance requirements for Nasdaq Capital Market companies, we may be subject to de-listing.

Our common stock is currently listed on the Nasdaq Capital Market. In order to maintain this listing, we are required to comply with various continued listing standards, including corporate governance requirements, set forth in the Nasdaq Listing Rules. These standards and requirements include, but are not limited to, maintaining a minimum bid price for our common stock, as well as having a majority of our Board members qualify as independent. If we fail to meet any one of these requirements for an extended period of time, we will be subject to possible de-listing.

Our common stock may be affected by limited trading volume and price fluctuations, which could adversely impact the value of our common stock and our ability to grow our business.

There has historically been limited trading in our common stock, and there can be no assurance that an active trading market in our common stock will either develop or be maintained. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market periodically in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our common stock will be stable or that our share price will appreciate over time.

Our stock price has been volatile.

The market price of our common stock has been highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	our ability to obtain working capital financing;

●	additions or departures of key personnel;

●	sales of our common stock;

●	our ability to execute our business plan;

●	operating results that fall below expectations;

●	regulatory developments; and

●	economic and other external factors.

In addition, the securities markets from time to time experience significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

The periodic availability of shares for sale upon the expiration of any statutory holding period or lockup agreements, could create a circumstance commonly referred to as an “overhang”, in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

We may be unable to establish, protect or enforce our intellectual property rights adequately.

Our success will depend in part on our ability to establish, protect and enforce our intellectual property and other proprietary rights. Our inability to protect our tradenames, service marks and other intellectual property rights from infringement, piracy, counterfeiting or other unauthorized use could negatively affect our business. If we fail to establish, protect or enforce our intellectual property rights, we may lose an important advantage in the market in which we compete. Our intellectual property rights may not be sufficient to help us maintain our position in the market and our competitive advantages. Monitoring unauthorized uses of and enforcing our intellectual property rights can be difficult and costly. Legal intellectual property actions are inherently uncertain and may not be successful, and may require a substantial amount of resources and management attention.

We currently hosts our solution, serve our customers, and support our operations in the United States through an agreement with a third party hosting and infrastructure provider, Rackspace. The Company incorporates standard IT security measures, including but not limited to; firewalls, disaster recovery, backup, etc.

Circumstances outside our control could pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in the United States or other countries in which we seek protection of our marks or our copyrighted works. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights may harm our business or our ability to compete.

Changes in laws, regulations and other requirements could adversely affect our business, results of operations or financial condition.

We are subject to the laws, regulations and other requirements of the jurisdictions in which we operate. Changes to these laws could have a material adverse impact on the revenue, profit or the operation of our business.

Disruptions in our information technology systems or security breaches of confidential customer information or personal employee information could have an adverse impact on our operations.

Our operations are dependent upon the integrity, security and consistent operation of various information technology systems and data centers that process transactions, communication systems and various other software applications used throughout our operations. Disruptions in these systems could have an adverse impact on our operations. We could encounter difficulties in developing new systems or maintaining and upgrading existing systems. Such difficulties could lead to significant expenses or to losses due to disruption in our business operations.

In addition, our information technology systems are subject to the risk of infiltration or data theft. The techniques used to obtain unauthorized access, disable or degrade service, or sabotage information technology systems change frequently and may be difficult to detect or prevent over long periods of time. Moreover, the hardware, software or applications we develop or procure from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise the security of our information systems. Unauthorized parties may also attempt to gain access to our systems or facilities through fraud or deception aimed at our employees, contractors or temporary staff. In the event that the security of our information systems is compromised, confidential information could be misappropriated, and system disruptions could occur. Any such misappropriation or disruption could cause significant harm to our reputation, lead to a loss of sales or profits or cause us to incur significant costs to reimburse third parties for damages.

Our current insurance policies may not provide adequate levels of coverage against all claims, and we may incur losses that are not covered by our insurance.

We believe we maintain insurance coverage that is customary for businesses of our size and type; however, we may be unable to insure against certain types of losses or claims, or the cost of such insurance may be prohibitive. For example, although we carry insurance for breaches of our computer network security, there can be no assurance that such insurance will cover all potential losses or claims or that the dollar limits of such insurance will be sufficient to provide full coverage against all losses or claims. Uninsured losses or claims, if they occur, could have a material adverse effect on our financial condition, business and results of operations.

We may be required to pay for the defense of our clients, officers, or directors in accordance with certain indemnification provisions.

Our company provides indemnification of varying scope to certain customers against claims of intellectual property infringement made by third parties arising from the use of our services. In accordance with authoritative guidance for accounting for guarantees, we evaluate estimated losses for such indemnification. Management considers such factors as the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. To date, no such claims have been filed against our company and, as a result, no liability has been recorded in our financial statements.

As permitted under Delaware law, our company has agreements whereby we indemnify our officers and directors for certain events or occurrences while the officer or director is, or was, serving at our company’s request in such capacity. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited; however, we have directors’ and officers’ liability insurance coverage that is intended to reduce our financial exposure and may enable us to recover a portion of any such payments.

Please refer to Item 3. Legal Proceedings of our Annual Report on Form 10-K (see “Incorporation of Certain Information by Reference”) for a detailed description of our prior legal actions and investigations.

USE OF PROCEEDS

This prospectus relates to shares of and Common Stock that may be offered and sold from time to time by Tumim pursuant to the Purchase Agreement. We will not receive any proceeds from the resale of shares of Common Stock by Tumim.

We may receive up to $5,000,000 in gross proceeds pursuant to the Purchase Agreement. We estimate that the net proceeds to us from the sale of our Common Stock to Tumim pursuant to the Purchase Agreement, less our fees and expenses, would be up to $4,900,000 over an approximately 24-month period, assuming that we receive all $5,000,000 in gross proceeds pursuant to the Purchase Agreement. See “Plan of Distribution” elsewhere in this prospectus for more information.

We intend to use any proceeds from the Selling Stockholder that we receive under the Purchase Agreement for working capital and general corporate purposes, which include, but are not limited to, marketing, costs of this offering, operating expenses and working capital. We cannot specify with certainty all of the particular uses for the net proceeds that we will have from the sale of our shares pursuant to the Purchase Agreement. Therefore, our management will have broad discretion to determine the specific use for the net proceeds and we may use the proceeds for purposes that are not contemplated at the time of this offering.

We will incur all costs associated with this prospectus and the registration statement of which it is a part.

THE TUMIM STONE CAPITAL TRANSACTION

General

On June 28, 2022, we entered into the Purchase Agreement and the Registration Rights Agreement with Tumim. Pursuant to the Purchase Agreement, we have the right to sell to Tumim up to $5,000,000 in shares of the Company’s Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act, the resale by Tumim of shares of Common Stock that we have issued and may issue to Tumim under the Purchase Agreement.

We do not have the right to commence any sales of our Common Stock to Tumim under the Purchase Agreement until the Commencement, which is the time when all of the conditions to our right to commence sales of our Common Stock to Tumim set forth in the Purchase Agreement have been satisfied, including that the registration statement that includes this prospectus is declared effective by the SEC and the final form of this prospectus is filed with the SEC. From and after the Commencement, we will control the timing and amount of any sales of our Common Stock to Tumim. Actual sales of shares of our Common Stock to Tumim under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of the Common Stock and determinations by us as to the appropriate sources of funding for our company and our operations.

The purchase price of the shares of Common Stock that we elect to sell to Tumim pursuant to a Fixed Purchase under the Purchase Agreement will be determined by reference to the market prices of the Common Stock during the applicable Fixed Purchase Valuation Period for such Fixed Purchase as set forth in the Purchase Agreement, less a fixed 7% discount, as described in greater detail below. The purchase price of the shares of Common Stock that we elect to sell to Tumim pursuant to a VWAP Purchase under the Purchase Agreement will be determined by reference to the lowest daily volume weighted average price of the Common Stock during the applicable VWAP Purchase Valuation Period, less a fixed 5% discount, as described in greater detail below. There is no upper limit on the price per share that Tumim could be obligated to pay for the Common Stock under the Purchase Agreement.

Under the applicable Nasdaq rules, in no event may we issue to Tumim under the Purchase Agreement more than the Exchange Cap of 2,288,585 shares of our Common Stock (including the Commitment Shares), unless (i) we obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap or (ii) the average per share purchase price paid by Tumim for all shares of Common Stock sold under the Purchase Agreement equals or exceeds Base Price, representing the lower of (i) the Nasdaq official closing price for the Common Stock immediately preceding the execution of the Purchase Agreement or (ii) the arithmetic average of the five Nasdaq official closing prices for the Common Stock immediately preceding the execution of the Purchase Agreement, plus an incremental amount of $0.0971, in which case the Exchange Cap limitation will not apply under applicable Nasdaq rules. In any event, the Purchase Agreement specifically provides that we may not issue or sell any shares of our Common Stock under the Purchase Agreement if such issuance or sale would breach any applicable Nasdaq rules.

The Purchase Agreement also prohibits us from directing Tumim to purchase any shares of our Common Stock if those shares, when aggregated with all other shares of our Common Stock then beneficially owned by Tumim (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, and Rule 13d-3 thereunder), would result in Tumim beneficially owning more than the Beneficial Ownership Cap of 4.99% of the outstanding Common Stock.

Because the purchase price per share to be paid by Tumim for the shares of Common Stock that we may elect to sell to Tumim under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock during the applicable Fixed Purchase Valuation Period and applicable VWAP Purchase Valuation Period for each Fixed Purchase and VWAP Purchase made pursuant to the Purchase Agreement, if any, as of the date of this prospectus it is not possible for us to predict the number of shares of Common Stock that we will sell to Tumim under the Purchase Agreement, the actual purchase price per share to be paid by Tumim for those shares, or the actual gross proceeds to be raised by us from those sales, if any. As of July 26, 2022, there were 11,795,873 shares of our Common Stock outstanding, of which 170,120 shares were held by non-affiliates, which include the Commitment Shares we issued to Tumim upon execution of the Purchase Agreement, but excludes the 2,288,585 shares of Common Stock we may, in our sole discretion, sell to Tumim from time to time from and after the Commencement Date pursuant to the Purchase Agreement. If all of the shares offered for resale by Tumim under this prospectus were issued and outstanding as of July 26, 2022, such shares would represent approximately 19.4% of the total number of shares of our Common Stock outstanding and approximately 19.7% of the total number of outstanding shares held by non-affiliates, in each case as of July 26, 2022.

The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which the Company sells shares of Common Stock to Tumim. To the extent the Company sells shares under the Purchase Agreement, the Company currently plans to use any proceeds therefrom for marketing, costs of this transaction, operating expenses and for working capital and other general corporate purposes.

The issuance of our Common Stock to Tumim pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our Common Stock that our existing stockholders own will not decrease, the shares of our Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our Common Stock after any such issuance.

Americas Executions, LLC (“Placement Agent”) served as the Company’s placement agent in connection with the Purchase Agreement. In consideration for their services, the Placement Agent was issued 69,445 shares of the Company’s Common Stock (valued at $50,000 or $0.72 per share).

As consideration for Tumim’s irrevocable commitment to purchase shares of Common Stock upon the terms of and subject to satisfaction of the conditions set forth in the Purchase Agreement, concurrently with the execution and delivery of the Purchase Agreement, the Company issued to Tumim the 277,778 Commitment Shares. The Company has also agreed to reimburse Tumim for the fees and expenses of its counsel, up to a maximum of $30,000.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Neither the Company nor Tumim may assign or transfer its rights and obligations under the Purchase Agreement and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by the parties.

Purchase of Shares by Tumim Stone Capital

Fixed Purchases

Upon the terms and subject to the conditions set forth in the Purchase Agreement, we will have the right, but not the obligation, from time to time at our sole discretion over the period from and after the Commencement Date, to direct Tumim, by our timely delivery of Fixed Purchase notices to Tumim on the applicable Fixed Purchase Dates (as defined below), to purchase up to a fixed maximum amount of shares of Common Stock at the applicable fixed purchase price per share (each, a “Fixed Purchase”), after 4:00 p.m., New York City time, but prior to 5:00 p.m., New York City time on any trading day (each, a “Fixed Purchase Date”), so long as (in addition to the conditions described elsewhere in this prospectus):

●	the daily volume weighted average price for the Common Stock for such Fixed Purchase Date is not the lowest daily volume weighted average price for the Common Stock during the applicable Fixed Purchase Valuation Period for such Fixed Purchase (subject to equitable adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during such Fixed Purchase Valuation Period);

●	the closing sale price of the Common Stock on such Fixed Purchase Date is greater than the arithmetic average of the 10 daily volume weighted average prices for the Common Stock during the applicable Fixed Purchase Valuation Period for such Fixed Purchase (subject to equitable adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during such Fixed Purchase Valuation Period);

●	the lowest Sale Price of the Common Stock during such Fixed Purchase Valuation Period exceeds $0.25 (subject to equitable adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during such Fixed Purchase Valuation Period) (the lower of $0.25 and any such adjusted price, the “Fixed Purchase Threshold Price”);

●	at least three trading days has elapsed since the later of (A) the Trading Day on which the most recent prior Fixed Purchase notice was delivered by the Company to Tumim and (B) the Trading Day on which most recent prior VWAP Purchase notice was delivered by the Company to Tumim; and

●	all shares of Common Stock subject to all prior Fixed Purchase notices and VWAP Purchase notices (as applicable) delivered by the Company to Tumim under the Purchase Agreement have theretofore been received by Tumim in electronic form as “DWAC Shares” (as such term is defined in the Purchase Agreement).

The maximum number of shares of Common Stock that Tumim is required to purchase in any single Fixed Purchase under the Purchase Agreement (the “Fixed Purchase Maximum Amount”) is equal to the lesser of:

●	100,000 shares of Common Stock (subject to equitable adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring after the date of the Purchase Agreement); and

●	100% of the average daily trading volume in the Common Stock on Nasdaq (or, in the event the Common Stock is then listed on an “Eligible Market” as defined under the Purchase Agreement, the lowest daily trading volume on such Eligible Market) during the applicable Fixed Purchase Valuation Period for such Fixed Purchase (subject to equitable adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during such Fixed Purchase Valuation Period); provided, however, that the Selling Stockholderr’s maximum financial commitment in any single Fixed Purchase shall not exceed $500,000.

The purchase price per share of Common Stock to be purchased by Tumim in a Fixed Purchase (the “Fixed Purchase Price”) will be equal to 93% of the lower of:

●	the lowest sale price for our Common Stock on the applicable Fixed Purchase Date for such Fixed Purchase; and

●	the arithmetic average of the three lowest closing sale prices for the Common Stock during the applicable Fixed Purchase Valuation Period for such Fixed Purchase.

The Fixed Purchase Price to be paid by Tumim in a Fixed Purchase will be equitably adjusted as set forth in the Purchase Agreement for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the applicable Fixed Purchase Valuation Period used to compute the applicable Fixed Purchase Price for such Fixed Purchase.

The payment for, against simultaneous delivery of, shares in respect of each Fixed Purchase under the Purchase Agreement will be settled on the trading day immediately following the applicable Fixed Purchase Date for such Fixed Purchase, as set forth in the Purchase Agreement.

VWAP Purchase

Upon the terms and subject to the conditions set forth in the Purchase Agreement, in addition to Fixed Purchases under the Purchase Agreement as described above, we will also have the right, but not the obligation, from time to time at our sole discretion over the period from and after the Effective Date, to direct Tumim to purchase up to a fixed maximum amount of shares of Common Stock at the applicable purchase price per share to be calculated on the trading day immediately following the applicable VWAP Purchase Valuation Period (the “VWAP Purchase Date”) in accordance with the Purchase Agreement (each, a “VWAP Purchase”), by our timely delivery of a VWAP Purchase notice to Tumim on the trading day immediately prior to the applicable VWAP Purchase Valuation Period (each, a “VWAP Purchase Exercise Date”), so long as (in addition to the conditions described elsewhere in this prospectus):

●	at least three trading days have elapsed since the later of (A) the trading day on which the most recent prior Fixed Purchase notice was delivered by the Company to Tumim and (B) the trading day on which most recent prior VWAP Purchase notice was delivered by the Company to the Tumim

●	all shares of Common Stock subject to all prior Fixed Purchase notices and VWAP Purchase notices (as applicable) delivered by the Company to Tumim under the Purchase Agreement have theretofore been received by Tumim in electronic form as DWAC Shares.

The maximum number of shares of Common Stock that Tumim is required to purchase in any single VWAP Purchase under the Purchase Agreement is equal to the lesser of:

●	300% of the then applicable Fixed Purchase Maximum Amount calculated as of the applicable VWAP Purchase Exercise Date for such VWAP Purchase assuming for purposes of this definition that the applicable VWAP Purchase Exercise Date is the applicable Fixed Purchase Date for purposes of calculating such Fixed Purchase Maximum Amount (subject to equitable adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the applicable VWAP Purchase Valuation Period for such VWAP Purchase); and

●	100% of the daily trading volume in the Common Stock on Nasdaq (or, in the event the Common Stock is then listed on an “Eligible Market” as defined under the Purchase Agreement, on such Eligible Market) on the applicable VWAP Purchase Exercise Date for such VWAP Purchase (subject to equitable adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the applicable VWAP Purchase Valuation Period for such VWAP Purchase).

The purchase price per share of Common Stock to be purchased by Tumim in a VWAP Purchase (the “VWAP Purchase Price”) will be equal to 95% of the lowest daily volume weighted average price of the Common Stock during the applicable VWAP Purchase Valuation Period. At or prior to 9:30 a.m., New York City time, on the applicable VWAP Purchase Date immediately following the applicable VWAP Purchase Valuation Period for such VWAP Purchase, Tumim will provide us with a written confirmation for such VWAP Purchase setting forth the applicable VWAP Purchase Price (both on a per share basis and the total aggregate VWAP Purchase Price) to be paid by Tumim for the shares of Common Stock purchased by Tumim in such VWAP Purchase.

The VWAP Purchase Price to be paid by Tumim in a VWAP Purchase will be equitably adjusted as set forth in the Purchase Agreement for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the applicable VWAP Purchase Valuation Period used to compute the applicable VWAP Purchase Price for such VWAP Purchase.

The payment for, against simultaneous delivery of, shares in respect of each VWAP Purchase under the Purchase Agreement will be settled on the applicable VWAP Purchase Date immediately following the applicable VWAP Purchase Valuation Period for such VWAP Purchase, as set forth in the Purchase Agreement.

Conditions Precedent to Commencement and For Delivery of Fixed Purchase Notices and VWAP Purchase Notices

Our right to deliver Fixed Purchase notices and VWAP Purchase notices to Tumim under the Purchase Agreement, and Tumim’s obligation to accept Fixed Purchase notices and VWAP Purchase notices delivered by us under the Purchase Agreement, are subject to (i) the initial satisfaction, at the Commencement, and (ii) the satisfaction, on the applicable Fixed Purchase Date for each Fixed Purchase and on the applicable VWAP Purchase Exercise Date for each VWAP Purchase after the Commencement Date, of the conditions precedent thereto set forth in the Purchase Agreement, all of which are entirely outside of Tumim’s control, which conditions include the following:

●	the accuracy in all material respects of the representations and warranties of the Company included in the Purchase Agreement;

●	the Company having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement and Registration Rights Agreement to be performed, satisfied or complied with by the Company;

●	the registration statement that includes this prospectus having been declared effective under the Securities Act by the SEC, and Tumim being able to utilize this prospectus to resell all of the shares of Common Stock included in this prospectus;

●	the SEC shall not have issued any stop order suspending the effectiveness of the registration statement that includes this prospectus or prohibiting or suspending the use of this prospectus, and the absence of any suspension of qualification or exemption from qualification of the Common Stock for offering or sale in any jurisdiction;

●	there shall not have occurred any event and there shall not exist any condition or state of facts, which makes any statement of a material fact made in the registration statement that includes this prospectus untrue or which requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein not misleading;

●	this prospectus, in final form, shall have been filed with the SEC under the Securities Act prior to Commencement, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall have been filed with the SEC;

●	trading in the Common Stock shall not have been suspended by the SEC or the Nasdaq, the Company shall not have received any final and non-appealable notice that the listing or quotation of the Common Stock on the Nasdaq shall be terminated on a date certain (unless, prior to such date, the Common Stock is listed or quoted on any other Eligible Market, as such term is defined in the Purchase Agreement), and there shall be no suspension of, or restriction on, accepting additional deposits of the Common Stock, electronic trading or book-entry services by DTC with respect to the Common Stock;

●	the Company shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the Registration Rights Agreement;

●	the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement;

●	the absence of any action, suit or proceeding before any arbitrator or any court or governmental authority seeking to restrain, prevent or change the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement, or seeking material damages in connection with such transactions;

●	all of the shares of Common Stock that may be issued pursuant to the Purchase Agreement shall have been approved for listing or quotation on The Nasdaq Capital Market (or if the Common Stock is not then listed on The Nasdaq Capital Market, on any Eligible Market), subject only to notice of issuance;

●	no condition, occurrence, state of facts or event constituting a material adverse effect shall have occurred and be continuing;

●	the absence of any bankruptcy proceeding against the Company commenced by a third party, and the Company shall not have commenced a voluntary bankruptcy proceeding, consented to the entry of an order for relief against it in an involuntary bankruptcy case, consented to the appointment of a custodian of the Company or for all or substantially all of its property in any bankruptcy proceeding, or made a general assignment for the benefit of its creditors; and

●	the receipt by Tumim of the opinions, bring-down opinions and negative assurances from outside counsel to the Company in the forms mutually agreed to by the Company and Tumim prior to the date of the Purchase Agreement.

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

●	the first day of the month next following the 24-month anniversary of the Effective Date;

●	the date on which Tumim shall have purchased shares of Common Stock under the Purchase Agreement for an aggregate gross purchase price equal to its $5,000,000 Total Commitment under the Purchase Agreement;

●	the date on which the Common Stock shall have failed to be listed or quoted on The Nasdaq Capital Market or any other Eligible Market; and

●	the date on which the Company commences a voluntary bankruptcy case or any third party commences a bankruptcy proceeding against the Company, a custodian is appointed for the Company in a bankruptcy proceeding for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors.

We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon 10 trading days’ prior written notice to Tumim. We and Tumim may also terminate the Purchase Agreement at any time by mutual written consent.

Tumim Stone Capital also has the right to terminate the Purchase Agreement upon 10 trading days’ prior written notice to us, but only upon the occurrence of certain events, including:

●	the occurrence of a Material Adverse Effect (as defined in the Purchase Agreement);

●	the occurrence of a Fundamental Transaction (as defined in the Purchase Agreement) involving the Company;

●	our failure to file with the SEC, or the SEC’s failure to declare effective, the registration statement that includes this prospectus or any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement, within the time periods set forth in the Registration Rights Agreement;

●	the effectiveness of the registration statement that includes this prospectus or any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement lapses for any reason (including the issuance of a stop order by the SEC), or this prospectus or the prospectus included in any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement otherwise becomes unavailable to Tumim for the resale of all of the shares of Common Stock included therein, and such lapse or unavailability continues for a period of 20 consecutive trading days or for more than an aggregate of 60 trading days in any 365-day period, other than due to acts of Tumim; or

●	the securities cannot be transferred electronically as DWAC Shares or are not eligible for deposit in at least one of the Tumim’s prime brokerage accounts for a period of five consecutive Trading Days;

the Company is in material breach or default of the Purchase Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within 10 Trading Days after notice of such breach or default is delivered to the Company;

●	trading in the Common Stock on The Nasdaq Capital Market (or if the Common Stock is then listed on an Eligible Market, trading in the Common Stock on such Eligible Market) has been suspended for a period of three consecutive trading days.

No termination of the Purchase Agreement by us or by Tumim will become effective prior to the first Trading Day immediately following the applicable settlement date related to any pending Fixed Purchase or any pending VWAP Purchase (as applicable) that has not been fully settled in accordance with the terms and conditions of the Purchase Agreement, and will not affect any of our respective rights and obligations under the Purchase Agreement with respect to any pending Fixed Purchase or any pending VWAP Purchase (as applicable), and both we and Tumim have agreed to complete our respective obligations with respect to any such pending Fixed Purchase or any pending VWAP Purchase (as applicable) under the Purchase Agreement. Furthermore, no termination of the Purchase Agreement will affect the Registration Rights Agreement, which will survive any termination of the Purchase Agreement.

No Short-Selling or Hedging by Tumim Stone Capital

Tumim has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our Common Stock during any time prior to the termination of the Purchase Agreement.

Prohibition on Variable Rate Transactions

Subject to specified exceptions included in the Purchase Agreement, we are limited in our ability to enter into specified variable rate transactions during the term of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our Common Stock after the date of issuance.

Effect of Performance of the Purchase Agreement on our Stockholders

All shares of Common Stock that have been or may be issued or sold by us to Tumim under the Purchase Agreement that are being registered under the Securities Act for resale by Tumim in this offering are expected to be freely tradable. The shares of Common Stock being registered for resale in this offering (excluding the Commitment Shares we already issued to Tumim) may be issued and sold by us to Tumim from time to time at our discretion over a period of up to 24 months commencing on the Commencement Date. The resale by Tumim of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile. Sales of our Common Stock, if any, to Tumim under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Tumim all, some or none of the shares of our Common Stock that may be available for us to sell to Tumim pursuant to the Purchase Agreement.

If and when we elect to sell shares of our Common Stock to Tumim pursuant to the Purchase Agreement, after Tumim has acquired such shares, Tumim may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Tumim in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Tumim in this offering as a result of future sales made by us to Tumim at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to Tumim under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Tumim may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Although the Purchase Agreement provides that we may sell up to an aggregate of $5,000,000 of our Common Stock to Tumim, only 2,288,585 shares of our Common Stock (representing the maximum number of shares we may issue and sell under the Purchase Agreement under the Exchange Cap limitation) are being registered for resale under this prospectus, which includes the Commitment Shares. If after the Commencement Date we elect to sell to Tumim all of the shares of Common Stock (in addition to the Commitment Shares) being registered for resale under this prospectus that are available for sale by us to Tumim in Fixed Purchases and VWAP Purchases under the Purchase Agreement, depending on the market prices of our Common Stock during the applicable Fixed Purchase Valuation Period for each Fixed Purchase and the applicable VWAP Purchase Valuation Period for each VWAP Purchase made pursuant to the Purchase Agreement, the actual gross proceeds from the sale of all such shares may be substantially less than the $5,000,000 Total Commitment available to us under the Purchase Agreement. If it becomes necessary for us to issue and sell to Tumim under the Purchase Agreement more shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to the Total Commitment of $5,000,000 under the Purchase Agreement, we must first (i) obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules, unless the average per share purchase price paid by Tumim for all shares of Common Stock sold under the Purchase Agreement equals or exceeds the Base Price, in which case the Exchange Cap limitation will not apply under applicable Nasdaq rules, and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by Tumim of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Stock to Tumim under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of Common Stock in addition to the shares of our Common Stock being registered for resale by Tumim under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for sale by Tumim is dependent upon the number of shares of Common Stock, if any, we ultimately sell to Tumim under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Tumim from our sale of shares of Common Stock to Tumim under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share ($)		Number of Registered Shares to be Issued if Full Purchase (1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Tumim Stone Capital (2)	Gross Proceeds from the Sale of Shares to Tumim Under the Purchase Agreement ($)

$0.50		2,288,585	16.3%	1,144,293
$0.70		2,288,585	16.3%	1,602,010
$0.75	(3)	2,288,585	16.3%	1,670,667
$1.00		2,288,585	16.3%	2,288,585
$1.20		2,288,585	16.3%	2,746,302
$1.70		2,288,585	16.3%	3,890,595
$2.20		2,272,727	16.2%	5,000,000
$2.70		1,851,852	13.6%	5,000,000
$3.20		1,562,500	11.7%	5,000,000
$3.70		1,351,351	10.3%	5,000,000

(1)	Although the Purchase Agreement provides that we may sell up to $5,000,000 of our Common Stock to Tumim, we are only registering 2,288,585 shares under this prospectus, which may or may not cover all of the shares we ultimately sell to Tumim under the Purchase Agreement. The number of registered shares to be issued as set forth in this column (i) gives effect to the Exchange Cap (ii) is without regard for the Beneficial Ownership Cap; and (iii) excludes the Commitment Shares.

(2)	The denominator is based on 11,795,873 shares outstanding as of July 26, 2022 adjusted to include the issuance of the number of shares set forth in the adjacent column that we would have sold to Tumim, assuming the average purchase price in the first column. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed average purchase price set forth in the first column.

(3)	The closing sale price of our Common Stock on July 25, 2022.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale from time to time by Tumim of any or all of the shares of Common Stock that has been or may be issued by us to under the Purchase Agreement. For additional information regarding the issuance of Common Stock covered by this prospectus, see the section titled “Tumim Stone Capital Transaction” above. We are registering the shares of Common Stock pursuant to the provisions of the Registration Rights Agreements we entered into with Tumim on June 28, 2022 in order to permit the Selling Stockholder to offer the shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement and a prior investment made by an affiliated entity, Tumim has not had any material relationship with us within the past three years.

The table below presents information regarding the Selling Stockholder and the shares of Common Stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of July 26, 2022. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of Common Stock that the Selling Stockholder may offer under this prospectus. The Selling Stockholder may sell some, all or none of its shares in this Offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Common Stock with respect to which the Selling Stockholder has voting and investment power. The percentage of shares of Common Stock beneficially owned by the Selling Stockholder prior to the Offering shown in the table below is based on an aggregate of 11,795,873 shares of our Common Stock outstanding on July 26, 2022. Because the purchase price of the shares of Common Stock issuable under the Purchase Agreement is determined on each Fixed Purchase Date, with respect to a Fixed Purchase, and on each VWAP Purchase Date, with respect to a VWAP Purchase, the number of shares that may actually be sold by the Company under the Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
	Number(1)	Percent(2)		Number(3)	Percent(2)

Tumim Stone Capital LLC(4)	277,778	2.4%	2,288,585	0	0

(1)	Consists of the Commitment Shares. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the Offering all of the shares that Tumim may be required to purchase from us under the Purchase Agreement, because the issuance of such shares to Tumim is solely at our discretion and is subject to a number of conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of Tumim’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the Fixed Purchases and VWAP Purchases of Common Stock are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our Common Stock to Tumim to the extent such shares, when aggregated with all other shares of our Common Stock then beneficially owned by Tumim, would cause Tumim’s beneficial ownership of our Common Stock to exceed the 4.99% Beneficial Ownership Cap. The Purchase Agreement also prohibits us from issuing or selling more than 2,288,585 shares of our Common Stock under the Purchase Agreement without obtaining stockholder approval to issue additional shares in accordance with applicable Nasdaq rules, unless the average per share purchase price paid by Tumim for all shares of Common Stock sold under the Purchase Agreement equals or exceeds the Base Price, in which case the Exchange Cap limitation will not apply under applicable Nasdaq rules. Does not include 235,000 shares of Common Stock underlying warrants held by 3i, LP, an affiliate of Tumim (see footnote (4) below), none of which underlying warrant shares are being registered for resale under this prospectus.

(2)	Applicable percentage ownership is based on 11,795,873 shares of our Common Stock outstanding as of July 26. 2022 and based on 13,806,680 shares of our Common Stock outstanding after the Offering.

(3)	Assumes the sale of all shares being offered pursuant to this prospectus, which includes the Commitment Shares.

(4)	The business address of Tumim Stone Capital LLC is 140 Broadway, 38th Floor, New York, NY 10005. Tumim Stone Capital LLC’s principal business is that of a private investor. Maier Joshua Tarlow is the manager of 3i Management, LLC, the general partner of 3i, LP, which is the sole member of Tumim Stone Capital, LLC, and has sole voting control and investment discretion over securities beneficially owned directly by Tumim Stone Capital LLC and indirectly by 3i Management, LLC and 3i, LP. 3i Management, LLC is also the manager of Tumim Stone Capital LLC. None of Mr. Tarlow, 3i Management, LLC, 3i, LP or Tumim Stone Capital LLC is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Tarlow as to beneficial ownership of the securities beneficially owned directly by Tumim Stone Capital LLC and indirectly by 3i Management, LLC and 3i, LP.

PLAN OF DISTRIBUTION

The shares of common stock offered by this prospectus are being offered by the Selling Stockholder, Tumim Stone Capital LLC.  The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the ordinary shares offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for the ordinary shares;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Tumim Stone Capital is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Tumim Stone Capital has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our common stock that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement.  Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price.  Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act.  Tumim Stone Capital has informed us that each such broker-dealer will receive commissions from Tumim Stone Capital that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our common stock sold by the Selling Stockholder may be less than or in excess of customary commissions.  Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our common stock sold by the Selling Stockholder.

We know of no existing arrangements between the Selling Stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the Selling Stockholder, any compensation paid by the Selling Stockholder to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our common stock covered by this prospectus by the Selling Stockholder. As consideration for its irrevocable commitment to purchase our common stock under the Purchase Agreement, we have issued to Tumim 277,778 shares of our common stock as Commitment Shares. We also have agreed to reimburse Tumim for the fees and disbursements of its counsel, payable upon execution of the Purchase Agreement, in an amount not to exceed $30,000.

We also have agreed to indemnify Tumim and certain other persons against certain liabilities in connection with the offering of shares of our common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.  Tumim has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Tumim specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $100,000.

Tumim Stone Capital has represented to us that at no time prior to the date of the Purchase Agreement has Tumim Stone Capital or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock.  Tumim Stone Capital has agreed that during the term of the Purchase Agreement, neither Tumim Stone Capital, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

We have entered into an agreement with Americas Executions, LLC, or Americas Executions, a registered broker-dealer and member of the Financial Industry Regulatory Authority, Inc., or FINRA, dated June 28, 2022, pursuant to which Americas Executions agreed to act as the placement agent in connection with the transactions contemplated by the Purchase Agreement with the Investor, or the Placement Agent Engagement Agreement. Pursuant to the Placement Agent Engagement Agreement, we have agreed to pay Americas Executions a placement fee of $50,000, representing 1.0% of Tumim’s $5,000,000 total commitment under the Purchase Agreement, payable in shares of our common stock. Accordingly, upon our execution of the Placement Agent Engagement Agreement, we issued 69,445 shares of our common stock to Americas Executions as payment of such placement fee to Americas Executions, which shares are not being registered under the registration statement that includes this prospectus. We have also agreed to provide indemnification and contribution to Americas Executions with respect to certain civil liabilities, including liabilities under the Securities Act.

This offering will terminate on the date that all shares of our common stock offered by this prospectus have been sold by the Selling Stockholder.

Our common stock is currently listed on The Nasdaq Capital Market under the symbol “WORX”.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our discussion and analysis of financial condition and results of operations is incorporated by reference from Part II, Item 7 of the Company’s Annual Report on Form 10-K as filed with the SEC on May 19, 2021 and from Part II, Item 2 of the Company’s Quarterly Report on Form 10-Q as filed with the SEC on May 17, 2021 (see “Incorporation of Certain Information by Reference”).

BUSINESS

The description of our business is incorporated by reference from Part I, Item 1 of the Company’s Annual Report on Form 10-K as filed with the SEC on May 19, 2021 (see “Incorporation of Certain Information by Reference”).

DESCRIPTION OF OUR CAPITAL STOCK

The following description summarizes important terms of our capital stock and our other securities. For a complete description, you should refer to our Certificate of Incorporation and bylaws, forms of which are incorporated by reference to the exhibits to the registration statement of which this prospectus is a part, as well as the relevant portions of the Delaware General Corporation Law (“DGCL”).

Capital Stock

The Company has two classes of stock: common and preferred. The Company’s Certificate of Incorporation authorizes the issuance of up to 45,000,000 shares of Common Stock, par value $0.001 per share, and 900,000 shares of preferred stock, par value $0.001 per share.

Common Stock

As of July 26, 2022, there were 11,795,873 shares of Common Stock issued and outstanding. Each share of Common Stock entitles the holder thereof to one vote, either in person or by proxy, at a meeting of stockholders. Each share of Preferred Stock entitles the holder thereof the number of votes for which the preferred share would convert into as of any specific date in time, either in person or by proxy, at a meeting of stockholders. The holders are not entitled to vote their shares cumulatively. Accordingly, the holders of more than 50% of the issued and outstanding shares of Common Stock can elect all of the directors of the Company.

Each share of Common Stock has equal and identical rights to every other share for purposes of dividends, liquidation preferences, voting rights and any other attributes of the Company’s Common Stock. No voting trusts or any other arrangement for preferential voting exist among any of the stockholders, and there are no restrictions in the articles of incorporation, or bylaws precluding issuance of further Common Stock or requiring any liquidation preferences, voting rights or dividend priorities with respect to this class of stock.

All shares of Common Stock are entitled to participate ratably in dividends when and as declared by the Company’s board of directors out of the funds legally available. Any such dividends may be paid in cash, property or additional shares of Common Stock. The Company has not paid any dividends on its shares of Common Stock since its inception and presently anticipates that no dividends on such shares will be declared in the foreseeable future. Any future dividends will be subject to the discretion of the Company’s board of directors and will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements, general business conditions and other pertinent facts. Therefore, there can be no assurance that any dividends on the Common Stock will be paid in the future.

Holders of Common Stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of the dissolution, whether voluntary or involuntary of the Company, each share of Common Stock is entitled to share ratably in any assets available for distribution to holders of the equity securities of the Company after satisfaction of all liabilities.

Preferred Stock

As of July 26, 2022, the Company has authorized 950,000 shares of preferred stock, with all shares designated as Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred”).

As of July 26, 2022, there were 39,810 shares of issued and outstanding of Series A Preferred and no shares issued and outstanding shares of Series B Preferred Stock.

Outstanding Stock Options and Warrants

As of July 26, 2022, there were outstanding and exercisable options to acquire a total of 118,388 shares of Common Stock at a weighted-average exercise price of $3.25, and there were outstanding and exercisable warrants to acquire a total of 1,043,525 shares of our Common Stock at a weighted-average exercise price of $2.57.

Outstanding Restricted Stock Units

As of July 26, 2022, there were 2,449,091 restricted stock units outstanding that were issued under our 2016 Stock Option Plan of which 2,020,091 were fully vested.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Transfer Online, Inc. The transfer agent’s address is: 512 SE Salmon St. Portland, OR 97214. Shares of our Common Stock offered hereby will be issued in uncertificated form only, subject to limited circumstances.

Market Listing

Our Common Stock is currently listed on Nasdaq under the symbol “WORX”.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PROPERTIES

The description of our properties is incorporated by reference from Part I, Item 2 of the Company’s Annual Report on Form 10-K as filed with the SEC on May 13, 2022 (see “Incorporation of Certain Information by Reference”).

LEGAL PROCEEDINGS

The description of our legal proceedings is incorporated by reference from Part II, Item 1 of the Company’s Quarterly Report on Form 10-Q as filed with the SEC on May 13, 2022 (see “Incorporation of Certain Information by Reference”).

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The description of directors, executive officers and corporate governance is incorporated by reference from Part III, Item 10 of the Company’s Annual Report on Form 10-K as filed with the SEC on March 31, 2022 (see “Incorporation of Certain Information by Reference”).

EXECUTIVE COMPENSATION

The description of our executive compensation is incorporated by reference from Part III, Item 11 of the Company’s Annual Report on Form 10-K as filed with the SEC on March 31, 2022 (see “Incorporation of Certain Information by Reference”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

RELATED STOCKHOLDER MATTERS

The description of our security ownership of beneficial owners and management is incorporated by reference from Part III, Item 12 of the Company’s Annual Report on Form 10-K as filed with the SEC on March 31, 2022 (see “Incorporation of Certain Information by Reference”).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

The description of certain relationships and related transactions and director independence is incorporated by reference from Part III, Item 13 of the Company’s Annual Report on Form 10-K as filed with the SEC on March 31, 2022 (see “Incorporation of Certain Information by Reference”).

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Nason Yeager Gerson Harris & Fumero, P.A., Palm Beach Gardens, Florida.

EXPERTS

The consolidated financial statements of SCWorx, Inc. as of December 31, 2021 and 2020, and for each of the years then ended, have been incorporated by reference from our Annual Report on Form 10-K as filed with the SEC on March 31, 2022, in reliance upon the report of BF Borgers CPA PC, an independent registered public accounting firm. Such report is incorporated by reference upon the authority of said firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can be accessed free of charge through the Internet. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. You may access the registration statement of which this prospectus is a part at the SEC’s Internet site.

We make available through our website, free of charge, copies of our SEC filings as soon as reasonably practicable after we electronically file or furnish them to the SEC on our website, http://www.scworx.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

This prospectus forms part of a registration statement we have filed with the SEC relating to, among other things, the Common Stock. As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the Common Stock. The statements this prospectus make pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions, and we qualify them in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement, exhibits and schedules are available through the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. The SEC allows us to “incorporate by reference” the information in certain documents that we file with it, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and the information that we subsequently file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the Company’s documents listed below and all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the Offering of the shares under this prospectus:

●	Annual Report on Form 10-K for the fiscal years ended December 31, 2021 filed with the SEC on March 31, 2022

●	Quarterly Report on Form 10-Q filed with the SEC on May 13, 2022

●	Our Current Reports on Form 8-K filed with the SEC on April 8, 2022, June 8, 2022, June 13, 2022, July 5, 2022 and July 6, 2022.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished, rather than filed, with the SEC, that information or exhibit is specifically not incorporated by reference in this document.

You may obtain copies of these documents free of charge on our website, http://www.scworx.com, as soon as reasonably practicable after they have been filed with the SEC and through the SEC’s website, www.sec.gov. You may also obtain such documents by submitting a written request either to the Company at 590 Madison Ave, 21st Floor, New York, NY 10022 ir@gscworx.com, or an oral request by calling the Company at (844) 472,9679. The Company will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus upon oral or written request, at no cost to the requester, by contacting the Company as noted above.

PROSPECTUS

SCWorx Corp.

Offering of 2,288,585 shares

August 5, 2022